UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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BOISE CASCADE COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 24, 2023

 Fellow Shareholders:

You are cordially invited to join us for our 2023 exclusively virtual annual meeting of shareholders, which will be held on Thursday, May 4, 2023, at 9:30 a.m. Mountain Daylight Time via live webcast. You will be able to attend the 2023 Annual Meeting online where you can attend the meeting, vote your shares electronically, and submit questions by visiting www.virtualshareholdermeeting.com/BCC2023. The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.

As we look forward to our 2023 annual meeting of shareholders, it is worth reflecting on the year just completed:

Leadership Changes and Ongoing Board and Committee Refreshment

In 2022, we executed on our succession plan and experienced several leadership changes, including the election of three new officers (adding bench strength to our leadership team) and the promotion of two officers to senior leadership positions.  In addition to our senior leadership changes, two new Directors were elected, Amy Humphreys and Craig Dawson, who both assumed positions on our audit committee.

Board Oversight of Corporate Strategy

The Board’s role is critical in overseeing Boise Cascade’s corporate strategy and operations, and we continue to work closely with the management team on matters regarding the business and its performance. Throughout the year, the Board meeting agendas regularly included significant business and organizational initiatives, updates concerning our COVID-19 response, capital allocation strategies, and business development opportunities. Though the impact of COVID-19 to our business decreased throughout the year, we still experienced some continued supply chain disruptions due to the pandemic. We have historically experienced volatility in commodity markets which was no different in 2022, but we succeeded in that environment and were able to manage that volatility with strong sales of our engineered wood and general line products. Despite the challenges of the pandemic, strong market conditions and great execution by both of our business segments, helped us deliver outstanding results.

Capital Allocation Strategy and Return of Capital to Shareholders

In 2022, we invested approximately $515 million to acquire Coastal Plywood, and its manufacturing operations in Havana, Florida and Chapman, Alabama, and $114 million in capital spending on other projects such as, replacement of the final of three dryers at our Chester, South Carolina plant, expansion of our distribution facilities in Cincinnati, Ohio and Minneapolis, Minnesota, began the relocation of our Marion, Ohio facility, and the purchase of property for the development of new distribution facilities to be constructed near Charleston, South Carolina and San Antonio, Texas. We returned $159.6 million of cash to our shareholders, by increasing our quarterly dividend 25% to $0.15 per share in December, and paying two special dividends totaling $3.50 per share. We believe that our continued execution on our long-term growth plan and thoughtful stewardship of your capital will help ensure that you receive the benefits of our strategy and investments in the years to come.

Whether or not you plan to attend the annual meeting, your vote is important, and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Internet Availability of Proxy Materials and the proxy card.

Sincerely,

Thomas Carlile	Mack Hogans
Board Chair	Lead Independent Director

Boise Cascade Company

1111 West Jefferson Street

Suite 300

 Boise, ID 83702

NOTICE OF ANNUAL MEETING

 OF SHAREHOLDERS

VIRTUAL MEETING ONLY – NO PHYSICAL LOCATION

May 4, 2023, at 9:30 a.m., Mountain Daylight Time

To participate in the live online annual meeting, please visit www.virtualshareholdermeeting.com/BCC2023. Please note that you will need the 12-digit control number included on your proxy card in order to access the annual meeting.

A list of the names of shareholders of record entitled to vote at the annual meeting will be available during the entire time of the annual meeting on the annual meeting website.

To the Shareholders of Boise Cascade Company:

The 2023 annual meeting of shareholders of Boise Cascade Company will be held online at the above date and time for the following purposes:

1.	To elect twelve directors (each a Director, and collectively, Directors) to the Company's board of directors (Board), each to serve a one-year term;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To ratify the appointment of KPMG LLP (KPMG) as the Company's independent registered public accounting firm for the year ending December 31, 2023; and

4.	To conduct other business properly presented at the meeting.

To vote on the matters brought before the meeting, you may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, no later than 11:59 p.m. Eastern Daylight Time on Wednesday, May 3, 2023, for any shares you hold directly. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of the Company’s common stock at the close of business on March 6, 2023, are entitled to notice of, and to vote at, the annual meeting.

Many of Boise Cascade’s shareholders received their 2023 proxy materials and annual report electronically. If we mailed you a Notice of Internet Availability of Proxy Materials or a printed copy of our proxy statement and annual report, we encourage you to help us efficiently and cost-effectively communicate with you by receiving these materials by email in the future. You can choose this option by:

●	Following the instructions provided on your proxy card or voting instruction form if you received a paper copy of the proxy materials;

●	Following the instructions provided when you vote over the Internet; or

●	Reaching out to your broker for its specific instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2023. The Notice of the Annual Meeting of Shareholders, Proxy Statement, and 2022 Annual Report are available at www.proxyvote.com, as set out in the proxy card, and on page 50 of the proxy statement.

By order of the Board,

Jill Twedt

Senior Vice President, General Counsel and Corporate Secretary

Boise, Idaho

March 24, 2023

i

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to “Boise Cascade,” the “Company,” “we,” “our,” or “us” refer to Boise Cascade Company.

Our proxy statement and 2022 Annual Report are available at www.proxyvote.com as set forth on page 50. The proxy materials, including this proxy statement and form of proxy, are first being distributed and made available to shareholders on or about March 24, 2023.

Note About Forward-Looking Statements

This proxy statement includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Forward-looking statements may appear throughout this report, including this Proxy Statement Summary and Part 2 – Named Executive Officer Compensation. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, our ability to efficiently and effectively integrate the Coastal Plywood acquisition, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Any and all website addresses included in this proxy statement are included as textual references only, and none of the information contained in such websites (or accessed through them) is incorporated into this proxy statement or shall be regarded as part of this proxy statement.

Purpose and Strategy

Boise Cascade’s strategy is to continue to grow as a premier integrated manufacturing and wholesale distribution company for building products. As a leading manufacturer and distributor of building materials, we bring people, products, and services together to build strong homes, businesses, and communities that stand the test of time. At Boise Cascade, we truly care about relationships with our employees, customers, suppliers, shareholders, and the communities where we operate. We approach the way we do business with these core values:

●	Integrity
We are our word. Integrity goes beyond the lasting structural strength of our products. Integrity is our uncompromising commitment to do the right thing. We nurture long-term relationships every day, in everything that we do.

●	Safety
We each have the responsibility for our own safety and the safety of those around us, both at work and at home. Together, we strive to create an injury-free environment by identifying risks, eliminating hazards, and requiring safe behaviors.

●	Respect
We cultivate a climate of mutual respect, camaraderie, and teamwork. We welcome diverse backgrounds, views, and skills because we believe it results in stronger teams, inspired solutions, and greater agility as an organization.

PROXY STATEMENT SUMMARY

●	Pursuit of Excellence
We are committed to the continuous improvement of people, processes, and the quality of products that we deliver. We apply best practices in our environmental management and forest stewardship. We all have the autonomy to apply our knowledge and experience to solve problems, make decisions, and implement new ideas to drive sustainable results.

Executing our Strategy

Our strategy focuses on the “critical few” deliverables over the next two to five years to provide clarity and focus on our goals and adopt a common language around our collective opportunities ahead. Specifically, we intend to continue to:

●	Increase our earnings and the stability of our earnings by growing our market position in our Engineered Wood Products and expanding our distribution capabilities.

●	Leverage our integrated business model and superior access to the market for our Wood Products’ manufacturing segment through our Building Materials Distribution (BMD) segment.

●	Drive operational excellence by improving veneer self-sufficiency, data-driven process improvement programs, and highly efficient logistics systems.

●	Accelerate the pace of innovation, digital technology, and diversity, equity, and inclusion (DEI).

2022 Business Highlights

In 2022, we navigated many twists and turns, including supply chain constraints, transportation challenges, commodity pricing swings, labor challenges, weather and fire events, and issues related to the pandemic, by fully leveraging our values and creativity. Despite those challenges, we successfully executed on our strategy and were able to:

●	Declare $3.50 per-share in special dividends and increase our quarterly dividend in December by 25%;

●	Deliver the highest EBITDA in the history of both our Wood Products and BMD segments;

●	Make significant progress on our goals around DEI; and

●	Accelerate the pace of our digital technology innovation with the launch of a new human capital management (HCM) system.

Additionally, in our Wood Products segment, we completed the acquisition of Coastal Plywood and its manufacturing operations in Havana, Florida and Chapman, Alabama which provided us with additional veneer self-sufficiency, and we replaced the final of three dryers in Chester, South Carolina. In our BMD segment, we expanded our distribution facilities in Cincinnati, Ohio and Minneapolis, Minnesota, began the relocation of our Marion, Ohio facility, purchased property for the development of new distribution facilities to be constructed near Charleston, South Carolina and San Antonio, Texas, and entered into a contract for a millwork configuration, marketing, and sales software package.

Ready to Respond to Market Changes and Well-Positioned for Continued Growth

As we head into a potential economic slowdown and a deceleration in housing starts, we believe we are well-positioned to come out strong on the other side. We will adjust our business where needed and seek ways to control expenses and variable costs without sacrificing the high service levels expected by our vendor and customer partners. Despite the slowdown in new residential construction, a supportive climate exists for homeowner repair-and-remodel spending in 2023. We will continue to make investments to grow our Company and enhance the workplace experience to retain and attract employees. In 2023, we plan to continue executing our strategy and creating attractive returns on capital by:

●	Continuing to improve our competitiveness through operational excellence;

●	Using our Boise Improvement Cycle (BIC) process and business optimization group to continue to (i) increase productivity, (ii) increase equipment efficiency, and (iii) lower our costs of manufacturing;

●	Pursuing organic growth opportunities and in-fill opportunities in strategic locations across the country for our distribution business;

PROXY STATEMENT SUMMARY

●	Continuing our growth in millwork and door assembly operations; and

●	Continuing to explore manufacturing and distribution opportunities in adjacent businesses.

2023 Annual Meeting Information

Date and Time	Place	Record Date	Admission
May 4, 2023 9:30 a.m., MDT	To participate in the live online annual meeting, please visit: www.virtualshareholdermeeting.com/BCC2023	March 6, 2023

Only holders of record of the Company’s common stock as of the record date will be entitled to notice and to vote.

Please note that you will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you receive paper copies of your proxy materials, on your proxy card in order to access the annual meeting.

This year’s annual meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a shareholder as of the close of business on March 6, 2023, or if you hold a valid proxy for the annual meeting. You will be able to participate in the annual meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/BCC2023.

Although our annual meeting will be virtual this year, shareholders will be able to participate as if at an in-person meeting. During the live Q&A session of the meeting, members of our executive leadership team and our Board chair will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Board chair (or such other person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked, and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/BCC2023.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the meeting or during the meeting, please call the phone number provided on the virtual meeting login page.

Voting Matters

Proposal	Board Recommendation	Additional Information Page Reference	Vote Requirement	Broker Discretionary Voting Allowed?	Effect of Abstentions	Effect of Broker Non-Vote
1. Election of Directors	FOR each nominee	page 7	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
2. Approval of Executive Compensation	FOR	page 13	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
3. Ratification of Independent Registered Public Accounting Firm	FOR	page 13	Majority of votes present and entitled to vote	Yes	Counted as vote “against”	N/A

PROXY STATEMENT SUMMARY

Directors

Our Board is now fully declassified and all twelve Directors are standing for election for a one-year term.

The following table provides summary information about each of the Directors. Our Board recommends a FOR vote for each Director because it believes each is qualified to serve as a Director and has made and will continue to make positive contributions to the Board. In 2022, our Board met a total of 9 times, and our committees met a total of 14 times. For information on our Director competencies and demographics, please see the Director Skills Matrix on page 8.

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit(1)	Compensation	Corporate Governance and Nominating
Thomas Carlile Age – 71	2013	Retired Chief Executive Officer, Boise Cascade Company	X				IDACORP, Inc., and its primary subsidiary Idaho Power Company
Steven Cooper Age – 60	2015	Chief Executive Officer, TrueBlue, Inc.	X	X			TrueBlue, Inc.
Craig Dawson(2) Age – 60	2022	President & Chief Executive Officer, Retail Lockbox, Inc.	X	X			None
Karen Gowland Age – 64	2014	Retired Senior Vice President, General Counsel & Corporate Secretary, Boise Inc.	X		X Chair	X	None
David Hannah Age – 71	2014	Retired Chief Executive Officer, Executive Chair, Reliance Steel & Aluminum Co.	X		X	X	None
Mack Hogans Age – 74	2014	Retired Senior Vice President Corporate Affairs, Weyerhaeuser Co.	X			X Lead Independent Director & Chair	None
Amy Humphreys(3) Age – 56	2022	Former President, Chief Executive Officer, Bristol Bay Seafoods Investments	X	X			None
Nate Jorgensen Age – 58	2020	Chief Executive Officer, Boise Cascade Company					None
Kristopher Matula Age – 60	2014	Retired President, Chief Operating Officer, Buckeye Technologies Inc.	X		X	X	None

PROXY STATEMENT SUMMARY

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit(1)	Compensation	Corporate Governance and Nominating
Duane McDougall(4) Age – 71	2013	Retired President & Chief Executive Officer, Willamette Industries, Inc.	X		X	X	None
Christopher McGowan Age – 51	2013	General Partner CJM Ventures, LLC/OPTO Holdings, L.P.	X	X Chair			None
Sue Taylor Age – 65	2019	Retired Chief Information Officer, Bill and Melinda Gates Foundation	X	X			None

(1)	Mr. McGowan, Mr. Cooper, and Ms. Humphreys are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

(2)	Mr. Dawson joined the audit committee upon his election to the Board effective May 5, 2022.

(3)	Ms. Humphreys joined the audit committee upon her election to the Board effective May 5, 2022.

(4)	Mr. McDougall moved to the corporate governance and nominating committee from the audit committee effective May 4, 2022.

2022 Select Performance Highlights

2022 Business Highlights

●	The Company issued two special dividends totaling $3.50 per share in the second and fourth quarters and increased the quarterly dividend in December by 25%, returning $159.6 million to shareholders through quarterly and special dividends;

●	The Company made significant progress on our goals around DEI;

●	The Company accelerated the pace of our digital technology innovation with the launch of a new HCM system;

●	Our BMD segment continued pursuing its strategy to enlarge its footprint to better serve and support its customers by enlarging our distribution facilities in Cincinnati, Ohio and Minneapolis, Minnesota, beginning the relocation of its Marion, Ohio facility, purchasing property for the development of new distribution facilities to be constructed near Charleston, South Carolina and San Antonio, Texas, and entering into a contract for a millwork configuration, marketing, and sales software package;

●	Our Wood Products segment acquired Coastal Plywood and its manufacturing operations in Havana, Florida and Chapman, Alabama, increasing its internal veneer manufacturing capabilities, and replaced the final of three dryers in Chester, South Carolina; and

●	We continued improvement of our safety programs across our business, including reinforcing, “Nobody Gets Hurt,” which enabled our Wood Products segment to finish the year with the lowest incident rate since the Company’s founding.

Executive Compensation Highlights

We provide highlights of our executive compensation program below. It is important to review the Compensation Discussion & Analysis (CD&A) and compensation tables in this proxy statement for a complete understanding of our compensation program and philosophy (page 30).

●	We target compensation at the 50th percentile of comparable market compensation data, with actual compensation amounts taking into account each person’s role, performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics.

PROXY STATEMENT SUMMARY

●	We provide at-risk performance-based pay opportunities in the form of short-term and long-term incentives.

●	Our chief executive officer’s total compensation is 52% at-risk, while our other named executive officers’ (NEO) total compensation is an average 47% at-risk.

●	Short-term and long-term incentives comprise a significant portion of each officer’s total compensation opportunity and are designed to motivate and reward our officers for growing the Company and maximizing long-term shareholder value.

●	Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders.

●	For 2022, our NEOs received long-term equity incentive compensation opportunities in a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

●	Our clawback policy allows us to claw back any or all short-term and long-term incentive awards received by an officer where the amount of award was calculated based upon financial results that were subsequently affected by a restatement of the Company’s financial statements and the award received would have been lower had the financial results been properly calculated when reported and/or where an award was predicated upon achieving financial results that were subsequently determined to be due to a fraudulent act by the officer.

●	Our annual incentive compensation opportunities are tied to the achievement of corporate goals and, in some cases, business segment financial goals.

●	Our Insider Trading Policy prohibits all of our directors, officers, employees, and consultants from participating in any hedging, pledging, or monetizing transaction to lock in the value of any of our securities they hold, including the purchase of any financial instrument designed to offset the risk of future declines in the market value of any of our securities.

Say on Pay

Over the past five years, our shareholders have shown strong support for our executive compensation program with annual vote results of over 98% from 2018 to 2022. Our compensation committee continues to examine our executive compensation program to ensure alignment between our executives and the long-term interests of our shareholders.

We ask that our shareholders approve, on an advisory basis, the compensation of our NEOs as further described in Proposal 2 (page 13).

2022 Key Compensation Actions and Decisions

2022 PSUs under our long-term equity-based incentive plan (LTIP) under our 2016 Boise Cascade Omnibus Incentive Plan (2016 Incentive Plan) were earned above target based on solid execution of our business strategy and strong market conditions yielding 152% of target payout based on ROIC(1) measures.(2) These awards were granted in 2022, performance against target ROIC was determined in February 2023, and shares will be distributed in March 2025, three years from the grant date. The Company believes the long-term holding period for these shares aligns management with long-term shareholder value.

(1)	ROIC, for any period means Net Operating Profit After Taxes (NOPAT) divided by average invested capital (based on a rolling thirteen-month average), as determined by the compensation committee, and adjusted for non-recurring items. NOPAT means net income plus after-tax financing expense. Invested capital means total assets plus capitalized lease expense, less current liabilities excluding short-term debt.

(2)	For more specifics on the compensation committee’s goal-setting process, see page 30.

PROPOSALS TO BE VOTED ON

Corporate Governance Practices and Highlights

Board Structure

●	Over 90% of Directors are independent

●	100% independent audit, compensation, and corporate governance and nominating committee members

●	Lead Independent Director with robust and defined responsibilities

●	Board access to senior management and independent advisors

●	Executive sessions of independent Directors at least twice per year at regular Board meetings

Board Composition

●	25% gender diversity and 25% racial/ethnic diversity among Directors which increased over the last few years.

●	The chair of the compensation committee is a woman and the lead independent director/chair of corporate governance and nominating committee is a person of color.

Shareholder Rights and Engagement

●	Annual election of all Directors

●	Majority vote standard in uncontested Director elections

●	Shareholder outreach program

●	No shareholder rights plan

●	Annual advisory vote on NEO compensation

Policies and Practices

●	Clawback, anti-hedging, and anti-pledging policies

●	Annual Board, Board chair, committee, and individual Director evaluation processes and review of management

●	Robust stock ownership guidelines:

●	Directors: 5 times annual cash retainer

●	Chief executive officer: 5 times base salary

●	Other NEOs: 2 times base salary

●	Overboarding policy

●	Mandatory Director retirement age of 75

●	Code of Ethics for Directors, officers, and employees

Ratification of Independent Registered Accounting Firm

We are asking our shareholders to ratify the appointment of KPMG as our independent auditor for the year ending December 31, 2023 (page 13).

PROPOSALS TO BE VOTED ON

Proposal No. 1 – Election of Twelve Directors

Our Board is fully declassified and all Directors are nominated for election at our 2023 annual meeting for a one-year term.

Shares will be voted according to shareholder instructions. If no voting instructions are provided, a broker may not vote on the matter. For 2023, our Directors are running unopposed. Therefore, to be elected to our Board in 2023, each Director must receive an affirmative vote of the majority of the votes of the shares present in person or by proxy at the meeting of the shareholders and entitled to vote.

The Directors have confirmed their availability for election. If any of the Directors becomes unavailable to serve as a Director for any reason prior to the annual meeting, our Board may substitute another person as a Director. In that case, if a shareholder has voted for the original Director, those shares will be voted FOR the substitute Director.

Additional information follows for the Directors, particularly concerning their business experience and qualifications, as well as attributes and skills that led our Board to conclude that they should serve as a Director.

Our Board recommends shareholders vote FOR all of our Directors.

PROPOSALS TO BE VOTED ON

Director Skills Matrix

Provided below in a Board Skills Matrix is a summary of each Director’s skills and experience as well as gender and racial/ethnic diversity information. The skills categories included in the matrix are tied to the Company’s strategic goals, and the intent of the matrix is that the Directors collectively possess qualities that facilitate effective oversight of the Company’s strategic plans. While the matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of Directors; a Director with more focused experience could nonetheless contribute broadly and effectively.

The chart below identifies the principal skills and any gender and racial/ethnic diversity characteristics that the corporate governance and nominating committee considered for each Director when evaluating the Director’s experience and qualifications to serve as a Director. Each mark indicates a strength that was self-selected by each Director. Additional information about the Director’s background and business experience is provided below in the biographical information.

	Carlile	Cooper	Dawson	Gowland	Hannah	Hogans	Humphreys	Jorgensen	Matula	McDougall	McGowan	Taylor	TOTAL
Knowledge, Skills, Experience
Accounting/Financial – Accounting and financial reporting experience are important to accurately and transparently measure and report financial and operating performance, ensure compliance with applicable law and assess financial merits of strategic opportunities.	●	●	●	●	●		●		●	●	●	●	10
Industry Experience and Supply Chain – Industry experience helps inform our views on markets and economics, technology, supply chain, compliance, manufacturing, and distribution.	●			●	●	●	●	●	●	●	●	●	10
IT/Cyber Security/ Digital Business – Innovation and technology experience is important in overseeing the business in changing markets and physical and cyber threats.			●							●		●	3
Mergers/Acquisitions/Divestitures – Knowledge of mergers, acquisitions and divestitures helps guide our strategic initiative for growth.	●	●	●	●	●	●	●	●	●	●	●	●	12
Former/Current C-Suite Officer and/or Public Company Board Service – CEO/executive management leadership skills and public company board service are important to gain a practical understanding of organizations, corporate governance and ethics, and strategic planning.	●	●	●	●	●	●	●	●	●	●	●	●	12
Legal/Regulatory – Government, public policy and regulatory insights, including environmental compliance and regulation, are important to help shape policy initiatives for the benefit of our employees, customers, and shareholders.				●		●	●	●		●			5
HR/Compensation – Human capital management and executive compensation knowledge and experience help the Company recruit, retain, and develop key talent essential to Company operations.	●	●		●	●		●		●	●	●	●	9
Corporate Governance/Ethics – Understanding of corporate governance and ethics provides reinforcement of the Company’s values and ethics and overall governance framework, including its ESG strategies.	●	●	●	●	●	●	●	●	●	●	●	●	12
Diversity – Diverse attributes reflect the Company’s commitment to diversity and inclusion
Race/Ethnicity			●			●						●	3
Gender				●			●					●	3

PROPOSALS TO BE VOTED ON

Directors

THOMAS CARLILE Age: 71 Director Since: 2013 Independent Committees: None

Biographical Information:  Mr. Carlile has been one of our directors since our initial public offering in February 2013 and Board chair since 2015.  He was a director of our former parent company, Boise Cascade Holdings, L.L.C., from August 2009 until its dissolution in September 2014.  Mr. Carlile served as the Company’s chief executive officer from 2009 until his retirement in 2015.  From February 2008 to August 2009, Mr. Carlile served as our executive vice president and chief financial officer, following the divestiture of our paper and packaging businesses, and from October 2004 to January 2008, he served as our senior vice president and chief financial officer.  Mr. Carlile is a current director of IDACORP, Inc. (2014 to present), and a current director of its primary subsidiary Idaho Power Company (2014 to present).

Qualifications: Mr. Carlile’s position as our former chief executive officer, and his 43 years’ experience with the Company and its predecessors allows him to advise the Board on operational and industry matters affecting the Company.

STEVEN COOPER Age: 60 Director Since: 2015 Independent Committees: Audit

Biographical Information:  Mr. Cooper has served as the chief executive officer of TrueBlue, Inc., a New York Stock Exchange listed industrial staffing company based in Tacoma, Washington since June 2022, and as a member of the board of directors since 2006.  Mr. Cooper previously served as the chief executive officer at TrueBlue, Inc. from 2006 to 2018 and as chair of the board from January 2019 to July 2022.  Prior to joining TrueBlue in 1999, Mr. Cooper held various professional positions at Arthur Andersen, Albertsons, and Deloitte.

Qualifications: Mr. Cooper’s experience as a chief executive officer and as a director allows him to provide insight on strategic and operational issues and valuable business knowledge. He also provides strong accounting and financial expertise and experience in workforce management to our Board.

CRAIG DAWSON Age: 60 Director Since: 2022 Independent Committees: Audit

Biographical Information:  Mr. Dawson has been the chief executive officer and president of Lockbox, Inc. since 1994 when he founded the company, which is an industry leader in remittance processing, credit card payments, and document management services, headquartered in Seattle, WA.   From 1985 to 1994, he held a number of senior sales positions with Unisys Corporation, a publicly traded, international provider of computer and systems solutions.  Mr. Dawson is the past chair (2020 – 2021) of the Federal Reserve Bank of San Francisco, Seattle Branch, and served as a board member from 2015-2021.

Qualifications: Mr. Dawson’s experience as a chief executive officer allows him to provide vision-setting and strategic direction to our Board.

PROPOSALS TO BE VOTED ON

KAREN GOWLAND Age: 64 Director Since: 2014 Independent Committees: Compensation (Chair) Corp. Governance & Nominating

Biographical Information:  Ms. Gowland currently serves as the chair of the compensation committee.  Before her retirement in March 2014, Ms. Gowland was the senior vice president, general counsel, and corporate secretary for Boise Inc. (a manufacturer of packaging and paper products) from August 2010 until its acquisition by Packaging Corporation of America in late 2013.  From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel, and secretary.  From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel, and corporate secretary of Boise Cascade, L.L.C.  During her 30 years in the forest products industry, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.

Qualifications: Ms. Gowland has relevant industry and company experience and provides strong corporate governance and compliance skills to our Board.

DAVID HANNAH Age: 71 Director Since: 2014 Independent Committees: Compensation Corp. Governance & Nominating

Biographical Information:  Mr. Hannah was the chief executive officer and executive chair until he retired in August 2016, and a director until May 2021, of Reliance Steel & Aluminum Co., a New York Stock Exchange listed operator of metals service centers.  Before becoming a director and the chief executive officer and executive chair of Reliance, he served in various roles of increasing responsibility since joining Reliance in 1981.  Prior to that, Mr. Hannah held various professional positions at Ernst & Whinney, a predecessor firm to Ernst & Young, LLP.  Mr. Hannah is a certified public accountant.

Qualifications: Mr. Hannah’s experience as a chief executive officer of a major distribution company allows him to provide valuable insight on operational and industry issues. He also provides strong accounting and financial expertise to our Board.

MACK HOGANS Age: 74 Director Since: 2014 Independent (Lead Independent Director) Committees: Corp. Governance & Nominating (Chair)

Biographical Information: Mr. Hogans currently serves as lead independent director.  Mr. Hogans was the senior vice president of corporate affairs with Weyerhaeuser Company, a New York Stock Exchange listed timberlands and wood products company, until his retirement in 2004.  Mr. Hogans currently operates a consulting services business.  Prior to joining Weyerhaeuser in 1979, Mr. Hogans was employed by the U.S. Forest Service, Maryland National Capital Parks & Planning Commission, and the National Park Service.  Mr. Hogans served on the board of US Ecology, Inc. from February 2021 until May 2022 when it was purchased by Republic Services.

Qualifications: Mr. Hogans has relevant industry experience and provides strong corporate governance and compliance skills to our Board.

PROPOSALS TO BE VOTED ON

AMY HUMPHREYS Age: 56 Director Since: 2022 Independent Committees: Audit

Biographical Information:  Ms. Humphreys has 25 years of experience in manufacturing, commodities, global marketing, and distribution, during which she has held executive leadership roles.  Ms. Humphreys served as president and chief executive officer of Bristol Bay Seafood Investments from January 2020 until March 2021, and chief financial officer of Darigold, a Pacific Northwest dairy cooperative from May 2015 to November 2018.  She has served on multiple boards in various roles, including Red Lion Hotels Corporation (2018 – 2020), a New York Stock Exchange listed company.  From 2010 to April 2022.  Ms. Humphreys was a director of Philly Shipyard ASA, a public company listed on the Oslo Stock Exchange.

Qualifications: Ms. Humphreys brings experience in strategic leadership, business development, financial management, capital structure strategies, and commodity and enterprise risk management to our Board.

NATE JORGENSEN Age: 58 Director Since: 2020 Non-Independent Committees: None

Biographical Information:  Mr. Jorgensen has served as our chief executive officer since March 6, 2020, and is not an independent director.  He serves on no committees.  Prior to his position as chief executive officer, he served in various roles, including chief operating officer and senior vice president of engineered wood products in our Wood Products segment.  Prior to joining Boise Cascade in 2015, Mr. Jorgensen was employed with Weyerhaeuser Company, a New York Stock Exchange listed timberlands and wood products company, as vice president of its distribution business.

Qualifications: Mr. Jorgensen has over 30 years of industry experience in manufacturing and distribution. As chief executive officer, he is also able to provide valuable insight on the Company, as well as operational and financial information that is critical to Board discussions.

KRISTOPHER MATULA Age: 60 Director Since: 2014 Independent Committees: Compensation Corp. Governance & Nominating

Biographical Information:  Mr. Matula is currently a private consultant.  Mr. Matula retired from Buckeye Technologies Inc. in 2012, where he served as president, chief operating officer, and a director.  Buckeye Technologies, Inc., a publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013.  During his career at Buckeye Technologies, Inc., Mr. Matula also served as chief financial officer and head of its nonwovens business.  Prior to joining Buckeye Technologies, Inc. in 1994, Mr. Matula was employed by Procter & Gamble Company.

Qualifications: Mr. Matula’s experience as president, chief operating officer, and director allows him to provide insight on strategic and operational issues and valuable business knowledge. He also provides relevant industry experience and strong corporate governance and compliance skills to our Board.

PROPOSALS TO BE VOTED ON

DUANE MCDOUGALL Age: 71 Director Since: 2013 Independent Committees: Compensation Corp. Governance & Nominating

Biographical Information:  Mr. McDougall was the board chair from December 2008 until 2013 and a director from 2005 to 2013 of Boise Cascade Holdings, L.L.C.  He became a Boise Cascade Company director and Board chair in February 2013 in connection with our initial public offering.  Mr. McDougall also served as chief executive officer of Boise Cascade, L.L.C.  from December 2008 to August 2009.  Prior to joining our Company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002.  During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions with increasing responsibilities before becoming president and chief executive officer.  Mr. McDougall was a director of The Greenbrier Companies, Inc. (2003 to January 2022), and is currently a director of StanCorp Financial Group, Inc. (2009 to present; publicly traded until 2016).

Qualifications: Mr. McDougall’s experience as a chief executive officer of a major forest products company allows him to provide our Board with valuable insight on operational and industry issues. He also provides strong accounting and financial expertise to our Board.

CHRISTOPHER MCGOWAN Age: 51 Director Since: 2013 Independent Committees: Audit (Chair)

Biographical Information:  Mr. McGowan currently serves as the chair of our audit committee.  He became a Boise Cascade Company director in February 2013 in connection with our initial public offering.  Prior to February 2013, he was a director of our former parent company, Boise Cascade Holdings, L.L.C. from 2004 to 2013.  In August 2014, he became a general partner of CJMV-GMC-AHSS, L.P. (d/b/a Autism Home Support Services, Inc.), a provider of therapy and counseling services for children with autism.  In 2012, Mr. McGowan began teaching at The University of Chicago Booth School of Business and currently serves as an Adjunct Professor, Investor in Residence, and Faculty Adviser.  In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. (d/b/a OPTO International, Inc.).  From 1999 until 2011, he was employed by Madison Dearborn Partners, L.L.C. and served as a managing director concentrating on investments in the basic industries sector.  Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated.  Mr. McGowan is a current director of Cedar Capital, LLC, a registered investment adviser that operates registered investment companies (2012 to present).

Qualifications: Mr. McGowan provides strong financial and governance skills to our Board.

SUE TAYLOR Age: 65 Director Since: 2019 Independent Committees: Audit

Biographical Information:  Ms. Taylor retired from the role of chief information officer for the Bill and Melinda Gates Foundation in Seattle, Washington in July 2020.  Prior to joining the foundation in 2016, Ms. Taylor was vice president of the Applications and Project Management Office at Honeywell Automation and Control Solutions, where she delivered global integrated system platforms.  Prior to joining Honeywell in 2014, she served as chief information officer at Intermec, where she led the company’s IT and enterprise business analytics department and headed integration and operational excellence for all IT systems when Intermec was acquired by Honeywell.

Qualifications: Ms. Taylor’s experience as chief information officer allows her to provide insight on strategic and operational issues and valuable business knowledge, particularly as it relates to technology innovation, information security and controls, and implementation of enterprise-wide systems.

PROPOSALS TO BE VOTED ON

Proposal No. 2 – Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our NEOs. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our NEOs’ pay being performance-based and considered variable, “at risk,” and aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive superior financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. Our Board has agreed to hold this nonbinding advisory vote on an annual basis, with the next vote following this one expected to occur at the 2024 annual meeting of shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our Board believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. Our Board has determined the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.

Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our Board will review the results of the vote. The compensation committee will consider our shareholders’ views and take them into account in making future determinations concerning our executive compensation.

Our Board recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the compensation of our named executive officers.

Proposal No. 3 – Ratification of Independent Accountant for the Year Ending December 31, 2023

The audit committee of our Board is responsible for the engagement of our independent auditor and has appointed KPMG in that capacity for the fiscal year ending December 31, 2023.

Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but the audit committee may ultimately decide to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be available online at our annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

For information on the services KPMG provided for us in 2022, please refer to the audit committee report at page 28.

Our Board recommends shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Code of Ethics for Our Board

The Company Code of Ethics (Code of Ethics) applies to our Directors, officers, and employees. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern via phone, text, or website.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.

You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting Code of Ethics in the footer at the bottom of the page.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines (Guidelines) to assist the Board in exercising its responsibilities. The Guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision-making, both at the Board and management levels. Our Board believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, or the rules of the New York Stock Exchange (NYSE). Our Board may modify the Guidelines from time to time at the recommendation of the corporate governance and nominating committee and as deemed appropriate by our Board.

You may view a copy of the Guidelines by visiting our website at www.bc.com/investors and selecting the Corporate Governance tab to see corporate governance guidelines.

Director Independence

Our Directors believe board independence is important and is key for the Board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.

We list our common stock on the NYSE. The NYSE rules require that a majority of our Directors be independent from management and that all members of our Board committees be independent. For a Director to be independent under the NYSE’s rules, our Board must determine affirmatively that he or she has no material relationship with the Company. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our Board from determining that he or she is independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our Board will broadly consider all relevant facts and circumstances to determine the independence of any Director in accordance with the NYSE listing rules.

Our Board has determined that all Directors except Mr. Jorgensen are independent directors as defined under the NYSE’s listing standards. These Directors constitute a majority of our Directors and represent all of our committee members. In making its independence determination, our Board considered the relationship disclosed in the Related-Person Transactions section below.

Additionally, our Board has determined that (i) each member of the audit committee meets the heightened independence standards for audit committee service under the NYSE listing rules and Rule 10A-3 under the Exchange Act; and (ii) each member of the compensation committee meets the heightened independence standards for compensation committee service under the NYSE listing rules and Rule 10C-1 under the Exchange Act. Further, because Mr. Carlile is a past chief executive officer of the Company, our Board appointed the chair of the corporate governance and nominating committee, Mr. Hogans, as its lead independent director.

Our Board and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our Board or its committees.

CORPORATE GOVERNANCE

Related-Person Transactions

Family Relationships

No family relationships exist between any of our Directors and executive officers.

Affiliated-Company Transactions

Mr. Cooper, one of our Directors, is the chief executive officer and a board member of TrueBlue, Inc. (TrueBlue), an industrial staffing company. In 2022, the Company leased commercial drivers and used other temporary labor services from TrueBlue and its subsidiaries and paid approximately $308,000 for those services. Such agreements were entered into in accordance with our policies and processes required for arms-length related party transactions.

Policies and Procedures for Related-Person Transactions

Our written policy regarding transactions with related persons requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related-person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our Board. No related-person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board. It is our policy that Directors recuse themselves from any discussion or decision affecting their personal, business, or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our Board in determining whether to approve or ratify a related-person transaction.

Role of Compensation Consultant

The compensation committee continued to retain Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant to assist the committee in discharging its responsibilities. Prior to retaining FW Cook, the compensation committee considered that FW Cook does not provide any other services to the Company or management and determined that there was no conflict of interest according to the factors the compensation committee determined to be relevant, including the independence factors enumerated by the NYSE.

Role of Board in Our Risk Management Processes

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. Through our annual enterprise risk management review, the Board also considers specific risk topics, including risks associated with our strategic plan, business operations, cybersecurity, environmental, social and governance (ESG) matters, HCM (including recruitment and retention of talent), and capital structure. In addition, the Board receives regular detailed reports from our senior management and other personnel, including assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board delegates to the audit committee oversight of our risk management process. Our other committees also consider and address risks related to their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to a material or enterprise-level risk.

Our internal audit department develops annually a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department also maintains a high-level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets on a regular basis each year with our director of internal audit, our chief financial officer, and our director of financial reporting. The audit committee also meets at least once per year with our director of information technology (IT) to discuss security as it relates to our data systems.

We have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively, including, but not limited to, data security, data privacy, environmental, and safety audits.

CORPORATE GOVERNANCE

Information Security

The Board and the audit committee engage with management on a quarterly basis with our IT environment, including data security and data privacy, and Wood Products segment’s industrial control systems (ICS) of its manufacturing equipment.  The Company’s IT security and data privacy processes are based upon the Control Objectives for Information and Related Technology (COBIT) framework. Our IT, Data Privacy, and Internal Audit teams have individuals who have achieved Certified Governance of Enterprise IT (CGEIT), Certified Data Privacy Solutions Engineer (CDPSE), Certified Information Privacy Manager (CIPM), and Certified Information Systems Auditor (CISA) professional certifications.  Continual focus on data breach response readiness by implementing activities such as tabletop exercises is a key initiative for the IT security and data privacy teams. KPMG annually audits our IT general controls to assess our internal control environment and the reliability of information flowing into our financial reporting.   In addition, we engage a qualified third party to perform an annual penetration test as part of our ongoing assessment of our IT perimeter security and intrusion detection capabilities. The penetration test organization employs experts with the Certified Information Systems Security Professional (CISSP) and GIAC certified penetration tester (GPEN) professional designations.

Risk Analysis of Employee Compensation Policies and Practices

The compensation committee, with recommendations from management, reviewed our compensation policies and practices for our employees and determined these policies and practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

●	None of our businesses presents a high-risk profile because our businesses compete in markets with a high degree of transparency on pricing and costs, as well as clearly defined revenue recognition accounting principles;

●	Our incentive pay structure rewards performance in both the short-term and long-term (i.e., short-term incentives are not paid at the expense of long-term shareholder value);

●	Our incentive pay program has minimum and maximum targets designed to take into account short-term and long-term affordability measures, with payments capped at the maximum target;

●	The compensation committee reserves the right to reduce or eliminate any awards, at its discretion, with respect to our incentive pay programs;

●	We have adopted a clawback policy for our LTIP and our cash-based short-term incentive plan (STIP) that authorizes clawback of any or all awards received by an officer where the amount of award was calculated based upon the financial results that were subsequently affected by a restatement of the Company’s financial statements and the award received would have been lower had the financial results been properly calculated when reported and/or where an officer engages in a fraudulent act leading to the restatement;

●	Our executive compensation program does not encourage our management to take unreasonable risks relating to the business; and

●	Pursuant to the Company’s Insider Trading Policy, we prohibit all of our Directors, officers, employees, and consultants from participating in any hedging, pledging, or monetizing transactions to lock in the value of any of our securities that they hold, including the purchase of any financial instrument designed to offset the risk of future declines in the market value of any of our securities.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

●	Identifying individuals qualified to become Directors, consistent with criteria approved by our Board;

●	Recommending to our Board a slate of Directors for election at the annual meeting; and

●	Recommending to our Board persons to fill Board and committee vacancies.

CORPORATE GOVERNANCE

Through this process, members of the corporate governance and nominating committee consult with our Board chair and accept nominee recommendations from other Directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and bylaws. The invitation to join our Board is extended by our Board through our Board chair and lead independent director.

Suitability of Candidates

In evaluating the suitability of candidates, in addition to our ongoing and emerging business needs, our Board and corporate governance and nominating committee consider many factors, including a candidate’s:

●	Experience as a senior officer in a public company, substantial private company experience, or other comparable experience;

●	Experience as a director of a public company;

●	Breadth of knowledge about issues affecting the Company and/or its industry;

●	Expertise in finance, logistics, manufacturing, law, human resources, cybersecurity, technology and innovation, marketing or other areas that our Board determines are important areas of needed expertise; and

●	Personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our Board and its committees, and willingness to assume board fiduciary responsibilities on behalf of all shareholders.

The corporate governance and nominating committee Is committed to a highly functioning board where the composition is reflective of the long-term strategy of the business, and makes decisions primarily on the basis of skills, qualifications, and experience. Input from the Board, management, feedback from shareholders, and Board evaluation processes also help determine desired backgrounds and skills.

Consideration of Diversity in Nomination Process

Our current Board of nine men and three women has a rich mixture of educational, professional, and experiential diversity representing a wide range of perspectives to further enhance the effectiveness of its oversight role. As opportunities to appoint and nominate new directors become available, in addition to the factors set forth above, our Board will consider other factors, including gender, racial, and ethnic diversity for Director recruitment to continue enriching our Board’s diverse perspectives.

Information regarding the skills and diversity of our Directors can be found in the Director Skills Matrix on page 8.

Shareholder Nominations for Directors

In accordance with our bylaws, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year’s Proxy Statement section in this proxy statement for related instructions, page 51). We did not receive any shareholder nominations or recommendations for a director in connection with the 2023 annual meeting. Other than the procedures set forth in our bylaws, the corporate governance and nominating committee has not adopted formal policies regarding shareholder nominations for directors because the committee does not believe such policy is necessary for the consideration of shareholder nominations.

Board and Committee Self-Evaluations

In December of each year, under the direction of the corporate governance and nominating committee, our Directors complete written surveys to evaluate and assess the overall effectiveness of our Board, its committees, and each Director. The purpose of the Board, committee(s), and individual Director surveys is to continually improve Board performance. Our lead independent director, who also serves as the chair of the corporate governance and nominating committee, and our Board chair review the Directors’ responses and provide the individual Directors, the corporate governance and nominating committee, and the Board with an assessment of the performance of the Board and its committees. The Directors then discuss the results and proposed actions for improvement or change in an executive session chaired by our lead independent director. The lead independent director and Board chair also have one-on-one discussions as necessary with each Director about the feedback received. Through this process, the Board and management work together to refine the meeting materials and topics covered with the Board to educate new members and highlight certain strategic projects.

CORPORATE GOVERNANCE

Director Time Commitment Policy

The Board believes that wider perspectives and best practices learned by Directors serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore, our Guidelines include a policy whereby our non-employee Directors are limited to no more than three public boards, (in addition to the Board), and our chief executive officer to one additional public board. You may view a copy of the Guidelines by visiting our website at www.bc.com/investors and selecting the Corporate Governance tab to see corporate governance guidelines.

Communications with Our Board

Shareholders and other interested parties may contact our Board, or any of its committees, non-management Directors or any individual Directors by writing to the chair of the corporate governance and nominating committee, at the address or email address shown below. All correspondence will be referred to the chair of the corporate governance and nominating committee, the Board chair, and our general counsel.

Boise Cascade Company

Attention: Chair of the Corporate Governance and Nominating Committee

c/o General Counsel

1111 West Jefferson Street, Suite 300

Boise, ID 83702

Email: legaldepartment@bc.com

We have an email link to our Board on our website at www.bc.com/investors; select the Corporate Governance tab, then click on the Board of Directors link; scroll to the bottom of page for the Contact the Board email form.

Shareholder Engagement

We believe engaging in active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. In 2022, we continued our engagements with shareholders representing approximately 34.36% of our outstanding shares, which provided them opportunities to discuss various issues, including our corporate governance, risk oversight, ESG, DEI, responsible forestry and environmental sustainability practices, and forest certification. Shareholder feedback is regularly reviewed and considered by the Board and is reflected in adjustments and enhancements to our policies and practices, including providing more sustainability disclosures on our website that are aligned with the guidelines of the Task Force on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB).

ESG Governance, Environmental Sustainability, and Human Capital Management

ESG Governance

The corporate governance and nominating committee is primarily responsible for ESG matters, but similar to risk oversight, the Board participates in the process and oversight of ESG strategy.  At each meeting, management updates the corporate governance and nominating committee, and the Directors provide guidance on current ESG topics, including climate, HCM, DEI, and other similar issues that impact the Company.  On an annual basis, the corporate governance and nominating committee is provided with a more in-depth review of ESG topics by either management or a third-party consultant.

Our Board supports an approach to sustainability and ESG matters that is embedded in our Company purpose to bring people, products, and services together to build strong homes, businesses, and communities that stand the test of time.  We are a business built on relationships.  Our core values guide our actions, unite our employees, and define our brand.  We care about relationships with our employees, customers, suppliers, shareholders, and the communities where we live and operate.  We strive to create a diverse and inclusive workplace environment as a way of living our core values of Respect and Pursuit of Excellence where we embrace the power of our differences. We’re committed to fostering an inclusive culture that celebrates diversity and creates connection where everyone feels seen, heard, and valued.  We further believe it is our responsibility as an employer and community leader to have a positive influence in the communities where we live and operate.

CORPORATE GOVERNANCE

Environmental Sustainability

Boise Cascade considers environmental responsibility an integral component of our Wood Products and BMD segments.  We transform renewable resources, trees, into products that people depend on every day. Our raw materials store carbon for years, giving us the opportunity to respond to the effects of climate change through our environmental stewardship practices when procuring wood. Through conservation and sustainable forestry practices, we actively contribute to the responsible use and protection of the natural environment, which benefits our employees, customers, shareholders, and the communities where we live and operate.  We are committed to implementing and achieving sustainable forestry practices where we procure raw materials from other forest landowners, wood suppliers, and manufacturers that help protect and conserve forest habitat and biodiversity. We have rigorous procurement programs to comply with state and provincial laws to protect conservation values and culturally important sites and which include measures to protect water quality and conserve wildlife habitat. Further, we are committed to continually achieving compliance with certification standards, employing management practices within our operations to comply with environmental laws and regulations, and promoting sustainable practices.

We recognize the scientific evidence indicating a changing climate associated with increasing CO2 in the atmosphere, and uses the recommendations of the TCFD for guidance in tracking and communicating our position and performance on climate-related matters. To further enhance our ability to track and report on climate-related issues, the Company formed an ESG working group in 2022 made up of members from several departments across the Company. The working group evaluated material sources of Scope 1 and 2 greenhouse gas (GHG) emissions and undertook a review and selection of technology tools that will allow us to begin tracking GHG emissions and energy metrics.

Human Capital Management

The health and safety of our employees is a core value, and the Company maintains robust safety programs focused on identifying hazards and eliminating risks, as well as safety processes and procedures aimed at eliminating injuries in the workplace.  Our continued response to the pandemic involved our prioritizing the health and safety of our employees, customers, and the communities where we live and operate. The Company further responded to changes in the work environment during the pandemic by creating a flexible work policy. We recognize the demands of balancing work, family, and personal obligations and we believe we are better when we work together to serve our customers, find creative solutions, and enrich our culture. Although the nature of most of our jobs in our Wood Products and BMD segments cannot be accomplished remotely or accommodate multiple flexible schedules, we are open to listening, learning, and providing flexible work arrangements where practical and productive.

Our Total Rewards program provides competitive pay, comprehensive health benefits, robust financial security resources, well-being programs, community engagement and opportunities, and career recognition and development. Selecting and developing talent is a vital aspect of our human capital strategy because we believe our employees are at the heart of our purpose and fulfillment of our promise to our shareholders. We focus on developing talent from within our business segments and supplement that talent with finding the right external hires to support key strategic objectives of innovation, digital technology, and DEI. We work towards business continuity and personal growth by developing our employees as individuals through targeted leadership programs. Individual development includes annual performance reviews with development plans, access to a variety of resources, including self-help resources, and continued education opportunities. During 2022, our employees were able to participate in leadership training through a combination of online platforms and in-person. Further, employees contribute service hours to boards, special causes, and nonprofit organizations in the communities where they live and work.  These programs enable the Company’s employees to connect with the community, further improve the Company’s reputation locally, and instill a sense of pride in the workforce.

Boise Cascade is on an intentional journey to welcome and embrace diversity, build an inclusive community of employees, and develop and grow our employees and our business. Executive leaders demonstrate commitment to DEI from the top in monthly working sessions focused on enhancing cultural competencies and inclusive leadership. A diverse group of employees come together from different locations, business segments, functions, and backgrounds to provide thought leadership and guide priorities.  Employees at all levels participate in DEI training and are invited to monthly webinars to celebrate our differences and foster a culture of inclusion for all. The Company is taking intentional action on our DEI journey to drive results.

CORPORATE GOVERNANCE

To modernize our human resources technology system and provide a simple, integrated experience for our employees, we launched our new HCM system in 2022. The HCM system aims to enhance effectiveness, improve efficiency, optimize technology, and build capacity and scale for HR-related functions. This will also enhance the Company’s ability to report on human capital metrics.

Additional information about our environmental sustainability, including our climate statement and HCM practices, can be found by going to our website, www.bc.com, and selecting Our Company at the top right dropdown menu of the page, then Sustainability. This is the Company sustainability page, which includes our CEO sustainability commitment letter. From the Company sustainability page, you can select Our Statement under Climate Change which provides additional information on the Company Climate Statement which is aligned with the four pillars of TCFD and SASB disclosures. From the Company sustainability page, you can also select Our Policies which provides links to additional policies, including our Environmental Policy, Wood and Forest Based Product Procurement Policy, Sustainable Forestry Implementation Policy, Conflict Minerals Policy, Equal Opportunity, Anti-Discrimination, and Anti-Harassment, and Privacy Policy.

BOARD STRUCTURE

BOARD STRUCTURE

Board Leadership Structure

Currently, the positions of Board chair and chief executive officer are filled separately. Our Board believes that this structure is appropriate for the Company at this time. Our current Board chair’s experience as our former chief executive officer provides our Board with valuable insight on operational and industry issues.

On February 4, 2013, our corporate governance and nominating committee and our Board adopted the Guidelines to serve as a flexible framework within which the Board conducts business. The corporate governance and nominating committee and Board routinely review the Guidelines, with the most recent review occurring in February 2023. Because the Board chair is a former chief executive officer of the Company, Mr. Hogans currently fills the lead independent director role. Our lead independent director presides over all meetings of the independent Directors and works collaboratively with our Board chair and chief executive officer regarding Board governance, including the Board evaluation process and establishing meeting agendas for our Board. The lead independent director's responsibilities include:

●	Chairing the corporate governance and nominating committee;

●	Leading the Board’s processes for selecting and evaluating new Directors and key management positions;

●	Presiding at all meetings of the Board at which the Board chair is not present;

●	Serving as a liaison between the Board chair and the independent Directors;

●	If requested by major shareholders, ensuring that he or she is available for consultation and direct communication;

●	Approving Board and committee meeting agendas and schedules;

●	Conducting executive sessions of the independent Directors;

●	Overseeing the independent Directors’ annual performance evaluation of the Board chair and chief executive officer;

●	Together with the Board chair, Directors, and the corporate governance and nominating committee, leading the Director recruitment process; and

●	Calling and chairing meetings of the independent Directors and meetings to retain advisors for the independent Directors.

Executive Sessions and Independent Director Sessions

Our Board and our committees routinely meet in executive sessions outside the presence of management. The Board chair presides over the executive sessions of our Board meetings, and each committee chair presides over the executive sessions of each respective committee. Our lead independent director and the chair of our corporate governance and nominating committee presides over the sessions of our independent Directors, who meet outside the presence of our non-independent Directors at least twice per year.

Independent Directors have direct access to members of management whenever they deem it necessary, and the Company's executive officers attend at least a portion of each regularly scheduled Board meeting. The independent Directors and all committees are also free to retain their own independent advisors, at the Company's expense, whenever they feel it would be desirable.

2022 Meeting Attendance

During 2022, our Board met 9 times in person or by video conference. In addition to meetings of the Board, our committees met a total of 14 times. All Directors attended at least 75% of the aggregate of all meetings of the Board and each committee on which he or she served.

Under the Guidelines, our Directors are expected to attend our annual meeting on May 4, 2023. All twelve of our Directors attended the 2022 annual meeting.

BOARD STRUCTURE

Board Committees

Our Board has established the following three standing committees:

●	Audit Committee

●	Compensation Committee

●	Corporate Governance and Nominating Committee

The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our Board. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices and reviewed periodically by outside legal counsel. Each committee enacts any recommended changes to its charter from such reviews and reports the changes to our Board.

You may view copies of our committee charters by visiting our website at www.bc.com/investors and selecting the Corporate Governance tab. You are then able to select any of the committee charters.

Audit Committee

Committee Members(1)(2)(3)
Christopher McGowan, committee chair(4)
Steven Cooper (4)
Craig Dawson(5)
Amy Humphreys(4)(5)
Sue Taylor
(1)	All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our Board.

(2)	Duane McDougall moved to the corporate governance and nominating committee from the audit committee effective May 4, 2022.

(3)	The audit committee met four times in 2022.

(4)	Our Board has determined that Messrs. McGowan and Cooper, and Ms. Humphreys are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

(5)	Mr. Dawson and Ms. Humphreys joined the audit committee upon their election to the Board effective May 5, 2022.

The audit committee of our Board is responsible for matters including the following:

●	Assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and accounting and financial reporting practices, and the adequacy and effectiveness of the Company’s internal controls;

●	Discussing with management our overall risk assessment and risk management policies, including cybersecurity and data privacy;

●	Reviewing disclosures made by our chief executive officer and chief financial officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting; and

●	Reviewing the scope and staffing of the independent auditor’s annual audit, discussing all matters required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, and discussing any audit problems or difficulties and management’s response.

For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com/investors and selecting the Corporate Governance tab. You are then able to select the Audit Committee charter.

BOARD STRUCTURE

Compensation Committee

Committee Members (1)(2)
Karen Gowland, committee chair
David Hannah
Kristopher Matula
Duane McDougall

(1)	All members of the compensation committee are independent as defined under the applicable NYSE’s listing standards, and in accordance with Rule 10C-1 under the Exchange Act, as determined by our Board.

(2)	The compensation committee met six times in 2022.

The compensation committee of our Board is responsible for matters including the following:

●	Assisting our Board in discharging its responsibilities related to the compensation of our Directors, chief executive officer, and other executive officers;

●	Reviewing and evaluating the Company's overall compensation philosophy and overseeing the Company's equity, incentive, and other compensation and benefit plans;

●	Reviewing and approving employment agreements and other similar arrangements between the Company and our chief executive officer and other executive officers; and

●	Preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or annual report.

For a complete description of our compensation committee's responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com/investors and selecting the Corporate Governance tab. You are then able to select the Compensation Committee charter.

Corporate Governance and Nominating Committee

Committee Members (1)(2)
Mack Hogans, committee chair
Karen Gowland
David Hannah
Kristopher Matula
Duane McDougall(3)

(1)	All members of the corporate governance and nominating committee are independent as defined under the applicable NYSE listing standards, as determined by our Board.

(2)	The corporate governance and nominating committee of our Board met four times in 2022.

(3)	Mr. McDougall moved to the corporate governance and nominating committee from the audit committee effective May 4, 2022.

The corporate governance and nominating committee of our Board is responsible for matters including the following:

●	Identifying and assessing persons qualified to become Directors, consistent with the qualification standards and criteria approved by the Board;

●	Recommending to the Board a slate of Directors for election or reelection at the annual meeting;

●	Recommending to the Board the structure and membership of Board committees;

●	Recommending to the Board persons to fill Board and committee vacancies;

●	Overseeing annual evaluations of the Board, committees, and individual Directors;

●	Overseeing ESG strategy and risk evaluation;

●	Reviewing the Guidelines periodically; and

BOARD COMPENSATION

●	Making other recommendations to the Board relative to corporate governance issues.

For a complete description of our corporate governance and nominating committee's responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com/investors and the Corporate Governance tab. You are then able to select the Corporate Governance and Nominating Committee charter.

BOARD COMPENSATION

Employee Directors do not receive compensation for their service on our Board. Mr. Jorgensen, our chief executive officer, was our only employee Director during 2022. Non-employee Directors in 2022 were entitled to receive the compensation described below under ”Director Fees”.

2022 Director Compensation Table

The following table presents compensation information for each of our non-employee Directors for the year ended December 31, 2022:

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value / Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Thomas Carlile	190,000	144,971	---	---	334,971
Steven Cooper	90,000	119,984	10,323	---	220,307
Craig Dawson (4)	36,500	100,862	---	---	137,362
Richard Fleming(5)	53,500	119,984	---	---	173,484
Karen Gowland	105,000	119,984	9,489	---	234,473
David Hannah	90,000	119,984	---	---	209,984
Mack Hogans	125,000	119,984	---	---	244,984
Amy Humphreys(4)	36,500	100,862	---	---	137,362
Kristopher Matula	90,000	119,984	16,441	---	226,425
Duane McDougall	90,000	119,984	---	---	209,984
Christopher McGowan	110,000	119,984	---	---	229,984
Sue Taylor	90,000	119,984	1,929	---	211,913

(1)	The reported cash earnings include retainers and fees and are inclusive of deferred compensation amounts for Directors participating in the Directors Deferred Compensation Plan. See note (3) below.

(2)	On March 1, 2022, our Board chair, Mr. Carlile, was awarded 1,816 time-vested restricted stock units (RSUs) with a grant date fair value of $144,971. Our other Directors were awarded 1,503 time-vested RSUs with a grant date fair value of $119,984 with the exception of Mr. Dawson and Ms. Humphreys who received a pro rata award based on their start date as a Director. The grant date fair values were computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 Compensation–-Stock Compensation (FASB ASC Topic 718). The RSUs vested in a single installment on March 1, 2023. The RSUs are the only unvested stock awards held by each Director as of December 31, 2022.

(3)	We do not provide our Directors with pension benefits. The amounts reported in the third column include above-market earnings on compensation deferrals (including deferrals made in prior years).

(4)	Mr. Dawson and Ms. Humphreys were appointed to the Board on May 5, 2022.

(5)	Mr. Fleming resigned from our Board effective May 5, 2022. Mr. Fleming’s cash payment was prorated for 2022, and a prorated portion of his time-vested RSUs were forfeited when he resigned from the Board.

BOARD STRUCTURE

Director Fees

The 2022 retainer and fee schedule for non-employee Directors is set forth herein. The Board fee schedule remained the same as 2021, based on the consultation and advice from FW Cook, who performed a review in 2020 of our non-employee Director compensation program on behalf of the compensation committee. This review included an analysis of non-employee Director compensation market trends, a market data comparison of our peer group (as set forth on page 31), and a market data comparison of similarly sized companies.

2022 Director Restricted Stock Unit Awards

Director Fees	Effective 2022 ($)	Effective 2021 ($)
Director Fees (Annual)
Cash Retainer	90,000	90,000
Equity Award	120,000	120,000
Committee Chair Fees (Annual)
Audit	20,000	20,000
Compensation	15,000	15,000
Corporate Governance and Nominating	10,000	10,000
Lead Independent Director	25,000	25,000
Board Chair (Annual)
Additional Cash Retainer	100,000	100,000
Additional Equity Award	25,000	25,000

Upon the recommendation of the compensation committee, our Board approved the granting of 1,503 RSUs with a grant date of March 1, 2022, with a fair value equal to $119,984 to each of our non-employee Directors. Mr. Dawson and Ms. Humphreys received a pro rata award of 1,235 RSUs with a grant date of May 5, 2022, with a fair value equal to $100,862 based on their start date as a Director. The Board chair received an additional 313 RSUs with a grant date fair value equal to $24,987. These 2022 RSU awards are service-conditioned awards that vested in full and were distributed on March 1, 2023.

Directors Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan offered to our non-employee Directors (Boise Cascade Directors Deferred Compensation Plan). The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to invest a portion of cash compensation. Under the plan, each Director who receives cash compensation for Board service may elect to defer all or a portion of cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive a cash payment in a lump sum or in annual installments following their service on our Board. Ms. Gowland and Mr. Matula elected to defer cash compensation in 2022 under this plan. We do not anticipate making any changes to this plan in 2023.

Compensation Committee Interlocks and Insider Participation

During 2022, the compensation committee consisted of Ms. Gowland and Messrs. Hannah, Matula, and McDougall. None of our executive officers currently serve, or in the past year served, as a member of the Board or compensation committee of any entity with one or more executive officers serving on our Board or compensation committee.

STOCK OWNERSHIP

STOCK OWNERSHIP

Stock Ownership Guidelines for Our Directors

In August 2018, our Board updated the established Company stock ownership guidelines for our Directors, which are intended to ensure that our Directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders. The Board delegated its responsibility of oversight of the stock ownership guidelines and our corporate governance and nominating committee is now responsible for such oversight.

Our Director stock ownership guidelines provide that, within five years from becoming a Director, each Director should acquire and maintain stock ownership in the Company equal to five times their annual cash retainer. Each of our Directors has met this requirement or is on track to do so within the five-year timeframe.

Stock Ownership Guidelines for Our Officers

In August 2018, our Board updated the established Company stock ownership guidelines for our officers, which are intended to ensure that our officers acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.

Our officer stock ownership guidelines provide that within five years of the later of becoming an officer, or adoption of new guidelines, each officer should meet the guidelines. Ownership varies by officer level with the chief executive officer’s target at five times their salary, executive vice presidents’ and senior vice presidents’ target at two times their salary, and vice presidents’ target at one times their salary. Each of our NEOs has met this requirement or is on track to do so within the five-year timeframe.

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 6, 2023 by (1) each of the NEOs in the “Summary Compensation Table”; (2) each of our Directors; (3) all Directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective Director, executive officer, or five percent beneficial owner, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite their or its name.

STOCK OWNERSHIP

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Column A Shares Owned as of 3/6/2023 (#)(1)	Column B Right to Acquire Within 60 Days of 3/6/2023 (#)(1)	Column C Percent of Class (%)(2)
Persons Owning Greater Than 5% of Our Outstanding Common Stock
BlackRock, Inc. (3)	6,600,187	—	16.63%
The Vanguard Group (4)	4,883,182	—	12.30%
Dimensional Fund Advisors LP (5)	2,612,364	—	6.58%
Macquarie Group Limited (6)	2,081,937	—	5.24%
Nonemployee Directors
Thomas Carlile	44,748	9,847 (7)	*
Steven Cooper	6,809	7,647 (8)	*
Craig Dawson	1,235	—	*
Karen Gowland	15,958	10,286 (8)	*
David Hannah	15,958	8,479 (8)	*
Mack Hogans	13,398	9,187 (8)	*
Amy Humphreys	1,235	—	*
Kristopher Matula	20,858	9,187 (8)	*
Duane McDougall	15,318	12,309 (9)	*
Christopher McGowan	12,610	12,309 (9)	*
Sue Taylor	7,995	—	*
Named Executive Officers
Nate Jorgensen	87,310	—	*
Kelly Hibbs	26,851	—	*
Mike Brown	16,598	—	*
Jeff Strom	8,803	—	*
Jill Twedt	14,655	—	*
All Directors and Executive Officers as a Group (16 Persons)	310,339	79,251	0.98%

(1)	Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 6, 2023 (Column B).

(2)	Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company's total number of outstanding shares on March 6, 2023 (39,615,503 shares) plus the number of shares such person has the right to acquire within 60 days of March 6, 2023 (Column B). * Less than 1%

(3)	Pursuant to Schedule 13G/A, dated December 31, 2022, and filed with the SEC on January 20, 2023, by BlackRock, Inc. (BlackRock). BlackRock's principal business is at 55 East 52nd Street, New York, NY 10055.

(4)	Pursuant to Schedule 13G/A, dated December 31, 2022, and filed with the SEC on February 9, 2023, by The Vanguard Group (Vanguard). Vanguard's principal business is at 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Pursuant to Schedule 13G/A, dated December 31, 2022, and filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP (Dimensional). Dimensional's principal business is at Dimensional Place Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Pursuant to Schedule 13G/A, dated December 31, 2022, and filed with the SEC on February 14, 2023, by Macquarie Group Limited, Macquarie Management Holdings Inc and Macquarie Investment Management Business Trust. The principal business of Macquarie Group Limited is at 50 Martin Place, Sydney, New South Wales, Australia. The principal business of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is at 2005 Market Street, Philadelphia, PA 19103.

(7)	Mr. Carlile's reported amount includes 2,903 restricted stock units which vested on February 25, 2016 and 6,944 shares that vested on February 24, 2017, which will be delivered to the subject director six months and one day after his termination as a director of the Company.

(8)	Reported amount includes 2,639, 832, 1,540, and 1,540 restricted stock units that vested on February 27, 2015, for Ms. Gowland and Messrs. Hannah, Hogans, and Matula, respectively, 2,212 restricted stock units which vested on February 25, 2016, and 5,435 restricted stock units that vested on February 24, 2017, each of which will be delivered to the subject director six months and one day after his/her termination as a director of the Company. Mr. Cooper received 2,212 restricted stock units which vested on February 25, 2016 and 5,435 restricted stock units that vested on February 24, 2017, and will be delivered six months and one day after his termination as a director of the Company.

(9)	Reported amount includes 2,023, 2,639, 2,212, and 5,435 restricted stock units which vested on February 26, 2014, February 27, 2015, February 25, 2016, and February 24, 2017, respectively, which will be delivered to the subject director six months and one day after his termination as a director of the Company.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to the Company’s audited financial statements and internal controls over financial reporting (ICOFR) for the year ended December 31, 2022.

Audit Committee Charter and Responsibilities

The audit committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements and its accounting and financial reporting practices. For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com/investors and the Corporate Governance tab. You are then able to select the Audit Committee charter.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements, as well as the report over our ICOFR for the 2022 calendar year with management and KPMG, the Company’s independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of Regulation S-X, Communications with Audit Committees, as adopted by the PCAOB and as approved by the SEC. The audit committee has also received the written disclosures and the letter from KPMG required by PCAOB’s applicable requirements regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.

Audit Committee Financial Experts

All of our audit committee members are financially literate, and the Board has determined that the audit committee chair, Mr. McGowan, and Mr. Cooper and Ms. Humphreys are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our Board has also determined that Mr. McGowan and the other members of the audit committee are independent in accordance with the applicable NYSE listing rules.

Recommendation of Financial Statements

Based on the review and discussions with management and KPMG, the audit committee recommended to the Board that the Company’s audited financial statements and report on internal controls be included in the Company’s Annual Report for the year ended December 31, 2022, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Christopher McGowan, Committee Chair

Steven Cooper

Craig Dawson

Amy Humphreys

Sue Taylor

EQUITY COMPENSATION PLAN INFORMATION

Fees Paid to KPMG

The following table presents the aggregate fees billed by KPMG to us for services rendered for the years ended December 31, 2022 and 2021, as approved by the audit committee:

	2022 ($)	2021 ($)
Audit Fees (1)	2,751,800	2,272,700
Audit-Related Fees (2)	9,500	9,500
Tax Fees (3)	46,000	50,000
All Other Fees	0	0
Total	2,807,300	2,332,200
(1)	KPMG’s Audit Fees consisted of fees for the audit of our 2022 and 2021 year-end financial statements included in the Company’s Form 10-K, the 2022 and 2021 audits of our internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC.

(2)	KPMG’s Audit-Related Fees consisted of fees in connection with the issuance of financial assurance letters.

(3)	KPMG’s tax fees in 2022 and 2021 consisted of support services in connection with the Company’s eligibility for federal and state research and development credits.

Policies and Procedures for Preapproval of Audit and Non-audit Services

The audit committee’s charter provides that all audit and non-audit services to be performed for the Company by KPMG be preapproved. Our chief financial officer monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our chief financial officer must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

During 2022, all services by our independent registered public accounting firm were preapproved by the audit committee in accordance with this policy.

EQUITY COMPENSATION PLAN INFORMATION

In 2016, shareholders approved the 2016 Incentive Plan, which replaced the 2013 Incentive Plan (2013 Incentive Plan). All new awards are made under the 2016 Incentive Plan, and no additional awards may be granted under the 2013 Incentive Plan. The following table provides information about our equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	477,765(1)	—	2,177,676(2)
Equity compensation plans not approved by shareholders	—	—	—
Total	477,765	—	2,177,676

(1)	As of December 31, 2022, the number of shares of common stock to be issued upon exercise of outstanding options, warrants, and rights consists of zero nonqualified stock options, 322,426 performance stock units (2020 and 2021 PSUs at actual payout, 2022 PSUs at target), and 155,339 RSUs awarded under the incentive plans. The actual 2022 PSUs awarded at the February 16, 2023, meeting of the compensation committee were 1.52 times the target for officers.

(2)	The maximum number of shares to be issued under the 2016 Incentive Plan was 3,700,000 shares, less shares granted under the 2013 Incentive Plan after December 31, 2015 and prior to the effectiveness of the 2016 Incentive Plan in April 2016, plus shares subject to awards that are forfeited, expired, terminated, or settled in cash under both the 2013 Incentive Plan and the 2016 Incentive Plan after December 31, 2015, plus shares withheld for taxes under both the 2013 Incentive Plan and the 2016 Incentive Plan.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of the Board of Boise Cascade Company has reviewed and discussed the following CD&A required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in this proxy statement and referenced in the Company’s Annual Report for the year ended December 31, 2022.

Respectfully submitted,

The Compensation Committee

Karen Gowland, committee chair

David Hannah

Kristopher Matula

Duane McDougall

Compensation Discussion and Analysis

This CD&A describes the 2022 compensation program for our executive officers, particularly our NEOs who are listed below. Positions below are those held with the Company as of December 31, 2022:

Nate Jorgensen – Chief Executive Officer
Kelly Hibbs – Senior Vice President, Chief Financial Officer, and Treasurer
Mike Brown – Executive Vice President, Wood Products
Jeff Strom – Executive Vice President, Building Materials Distribution
Jill Twedt – Senior Vice President, General Counsel and Corporate Secretary

Our Compensation Objectives and Philosophy

We want to attract, retain, and incentivize the management talent we believe is essential to achieving the Company’s strategic objectives, which are to grow the Company prudently and to increase long-term shareholder value. As a guiding philosophy, we generally target all forms of compensation at the 50th percentile of comparable market compensation data, with appropriate adjustments that take into account each officer’s position, responsibilities, performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances, and for the purpose of internal equity, we may establish similar compensation ranges for officer positions with similar scopes of responsibility and other similar characteristics even if such ranges differ from comparable positions at other companies. We also provide at-risk, performance-based pay opportunities that comprise a significant portion of total compensation opportunity to motivate and reward our executive officers for achieving the Company’s strategic objectives.

We hold annual nonbinding advisory shareholder votes on executive compensation. In each year, our shareholders have approved our executive compensation with over 98% voting in favor from 2018 through 2022. We believe the strong support demonstrates that shareholders generally view our overall pay program favorably. The compensation committee took this support into account and, as such, no substantial program changes were made for 2022. The compensation committee and the Board intend to continue to take these advisory votes into account regarding future compensation decisions. For 2023, shareholders will again vote on whether to approve our executive compensation as set forth in this proxy statement.

Use of Market Data to Determine Amount and Allocation of Compensation

The compensation committee believes that an important criterion for determining the aggregate value of the Company’s compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated peer companies for positions of comparable responsibility.

EXECUTIVE COMPENSATION

Management and the compensation committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its NEOs. Aggregate compensation and compensation for each of the major elements (base salary, target short-term incentive compensation, and target long-term incentive compensation) for the Company’s NEOs has generally been targeted at the 50th percentile of the surveyed peer-group companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our NEOs may be below or above the 50th percentile target levels, depending on subjective judgments made by the compensation committee based on factors such as the specific officer’s responsibilities that vary from the comparable position, historical performance in the job, tenure with the Company in the position, and other distinguishing characteristics.

Since 2011, the compensation committee has periodically retained the services of FW Cook, a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our NEOs and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by FW Cook.

FW Cook conducted a biannual full review of our peer companies with our compensation committee in 2021 and, for 2022, conducted a confirmation review. FW Cook noted that Cornerstone Building Brands, Inc. was in the process of being acquired, but as they had current compensation disclosures recommended, they were retained in the peer group for 2022. The compensation committee agreed with the recommendation and adopted the following 2022 peer group:

American Woodmark Corporation	JELD-WEN Holding, Inc.
Armstrong World Industries	Gibraltar Industries Corporation
Beacon Roofing Supply, Inc.	Louisiana Pacific Corporation
BlueLinx Corporation	Masonite International Corporation
Builders FirstSource, Inc.	Quanex Building Products Corporation
Cornerstone Building Brands, Inc.	Simpson Manufacturing Company, Inc.
Eagle Materials Inc.	UFP Industries, Inc.

During 2022, the compensation committee reviewed the officer base salaries, director compensation, the STIP, the LTIP, FW Cook’s fees, and the proposed peer group for 2022 compensation discussions. The compensation committee also reviewed and reapproved the Company’s compensation philosophy as it appears in this proxy statement.

EXECUTIVE COMPENSATION

Summary of Pay Decisions Affecting our NEOs’ Compensation in 2022

For 2022, our compensation committee again granted 50% of the long-term incentive grant value in RSUs and 50% in PSUs. The RSUs vest and are distributed in annual installments over a three-year period. The PSUs, however, are designed to have a one-year performance target based on ROIC with a three-year cliff vest and are distributed in shares two years after the determination of the performance factor to better align with the long-term interests of shareholders. The STIP is an annual cash-based plan with performance goals based on EBITDA(1) and PRONWC (as defined below in footnote 2 in the table under the heading “Rigorous Process Utilized in Setting Strategic STIP Performance Targets”).

(1)	EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Adjusted EBITDA further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. Management uses EBITDA and Adjusted EBITDA to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure (net income), please refer to our 2022 Annual Report, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The compensation committee also made salary adjustments for our executive officers in late 2022 to reflect promotions, the changing median pay in our peer companies, and individual officer performance. There were no adjustments made to our executive officers’ compensation or incentive targets as a result of COVID-19. No discretionary cash bonuses were paid for 2022.

Executive Compensation Elements

The four elements of the Company’s executive compensation program are:

●	Base salary;

●	STIP;

●	LTIP; and

●	Other compensation and benefit plans.

STIP and LTIP awards are intended to comprise a significant portion of each officer’s total compensation opportunity and are designed to motivate and reward our officers for growing the Company and maximizing long-term shareholder value. Ad hoc discretionary bonuses may be awarded occasionally for exceptional performance but are not a standard element of the Company’s executive compensation structure.

Role of Management in Setting Executive Compensation

As described below, the compensation committee increased the compensation of our executives for 2022. Management did not participate in such decisions. However, the Company’s current chief executive officer makes, and in 2022 made, recommendations to the compensation committee with respect to base salaries and performance targets for the STIP and LTIP for officers other than himself. The compensation committee makes all decisions regarding each NEO’s base salary, LTIP and STIP targets, the overall performance targets of the plans, and the potential and actual payouts under each plan.

Awards granted under the STIP and the LTIP are subject to our recoupment policy that permits us to claw back awards in the event of a substantial restatement of financial statements as a result of officer intentional misconduct, malfeasance, or fraud. Awards are also subject to the clawback requirements under the Exchange Act and under any applicable rules and regulations promulgated by the SEC and the NYSE.

Base Salary

Our compensation committee has historically reviewed base salaries for our NEOs on an annual basis and at the time of promotions or other changes in responsibilities. Consistent with past practice in late 2022, the compensation committee approved general base salary increases for the NEOs to continue to move them, as determined appropriate, toward the 50th percentile based upon FW Cook’s 2022 study. The November 2022 increases in NEO salaries averaged 7.42% and were in line with market data provided by FW Cook. Base salaries for 2022 and 2021 base salary increases are listed below:

Name	Annual Salary Effective November 2021 ($)	Annual Salary Effective November 2022 ($)	Change %
Nate Jorgenson	925,000	1,000,000	8.11%
Kelly Hibbs	469,800	516,800	10.00%
Mike Brown	488,100	517,400	6.00%
Jeff Strom	464,400	501,600	8.01%
Jill Twedt	460,100	483,100	5.00%

EXECUTIVE COMPENSATION

Short Term Incentive Plan

The STIP is designed to recognize and reward the contributions that NEOs and other participants make to the Company’s annual performance. Payout under the STIP is based on achievement of performance measures that are tied to the Company’s annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the performance criteria. Each NEO’s participation in the plan, along with the criteria for calculation of the payout, is established annually by our compensation committee and communicated to the participants in a STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the compensation committee generally in February of the following year, and resulting payments or awards are made to participants.

The actual STIP awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the compensation committee’s discretion.

For 2022, the compensation committee set a threshold of 25% of the target award as the minimum award to be granted under the program. If performance is below this threshold, no STIP payout is earned. The compensation committee also set a maximum of 225% of the target award and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our NEOs is set out in the table found under “Grants of Plan-Based Awards” in this section of this proxy statement.

2022 STIP Compensation

For 2022, each of our NEOs participated in the STIP. The plan provided for awards to be determined based on the extent to which the financial goals and performance objectives were met during the year, subject to the compensation committee’s discretion.

Rigorous Process Utilized in Setting Strategic STIP Performance Targets

The compensation committee employs a rigorous process to review the annual budget that promotes the Company’s strategic objectives and forms the basis for establishing the STIP performance targets. Furthermore, the compensation committee takes into account Company-specific and industry outlook for the year, historical and projected growth rates for the Company as well as peers and external expectations and guidance.

The performance metrics established by the compensation committee under our 2022 STIP were based on forecasts of 1.59 million U.S. housing starts, a primary metric in our business. In setting the STIP target in February 2022, the compensation committee evaluated earnings in 2021, market and industry conditions, and ongoing uncertainty to operations due to COVID-19 and supply chain constraints. In 2021, the Company experienced unusually high commodity product prices compared to historical periods and anticipated lower commodity prices for 2022. In addition, the Company expected higher supply costs than experienced in 2021. The committee set the STIP target at a level intended to drive meaningful performance while balancing concerns for the pandemic and expected pricing impacts. The annual incentive target awards, financial goals, and performance objectives required for each NEO participating in the STIP for 2022 are set forth below. Actual payouts are also shown. No discretion was exercised by the compensation committee in awarding payouts.

EXECUTIVE COMPENSATION

			Performance ($ in millions, except PRONWC)
Business Role	Financial Measure(s)	Weight % of Award Multiplier	Threshold Payout at 25%	Target Payout at 100%	Maximum Payout at 225%	Financial Goal Achievement	Award Payout Multiple
Corporate	Corporate EBITDA(1)	100.0%	175	860	1,100	1,258	2.25
Building Material Distribution (BMD)	Corporate EBITDA(1)	25.0%	175	860	1,100	1,258	2.25
	BMD EBITDA	37.5%	110	360	480	654	2.25
	BMD PRONWC(2)	37.5%	35.0%	63.0%	80.0%	109.6%	2.25
Wood Products (WP)	Corporate EBITDA(1)	25.0%	175	860	1,100	1,258	2.25
	WP EBITDA	75.0%	110	540	660	648	2.13

Name	Business Role	Actual Base Earnings(3) ($)	Target Award % of Earnings	Award Payout Multiple	STIP Payout ($)
Nate Jorgensen	Corporate	936,538	110%	2.25	2,317,933
Kelly Hibbs	Corporate	477,031	75%	2.25	804,989
Mike Brown	WP	492,608	80%	2.16	851,226
Jeff Strom	BMD	470,123	80%	2.25	846,222
Jill Twedt	Corporate	449,570	55%	2.25	556,343

(1)	Corporate EBITDA shown is based on the financial performance of Adjusted EBITDA, which reflects normal recurring adjustments made, such as the change in fair value of interest rate swaps, as disclosed in our tie-out of Adjusted EBITDA.

(2)	Pre-tax Return on Net Working Capital (PRONWC) is calculated based on GAAP amounts by dividing BMD’s net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2021 through December 2022. The compensation committee includes PRONWC as a portion of Mr. Strom’s performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business.

(3)	The STIP target award is applied to the actual base salary earnings for the year and not the base salary at year-end.

2022 Ad Hoc Discretionary Bonus Awards

From time to time, the compensation committee may elect to grant a discretionary bonus to one or more of the NEOs or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the STIP. A formal plan does not govern these bonus payments, and no NEO has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to NEOs are determined by the compensation committee at its sole discretion. No such bonuses were awarded in 2022 to the NEOs.

Long Term Incentive Plan

We make long-term equity grants under the LTIP which provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. The purpose of the LTIP is to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company. The LTIP is administered by our compensation committee.

Awards granted under the LTIP are subject to any recoupment policy we may have, including the Company’s clawback policy, the clawback of “incentive-based compensation” under the Exchange Act, or under any applicable rules and regulations promulgated by the SEC.

LTIP Awards

In February 2022, the compensation committee approved equity grants under the LTIP to our NEOs.

EXECUTIVE COMPENSATION

The amount and structure of the grants were based on the recommendations FW Cook made as a result of the study they conducted on behalf of the compensation committee. Officer participants received two types of grants: RSUs and PSUs. The compensation committee set a dollar amount for each participant to calculate the target RSU and PSU grants on the day of the award after market close. Half of the value of the target award was granted in RSUs. The other half of the target award was granted in PSUs.

The RSUs awarded in 2022 vest over a three-year period with one-third vesting on March 1 of 2023, 2024, and 2025 with share distribution the following day. The PSUs awarded at target are adjusted by a performance factor determined by the performance objectives described below and may be further adjusted at the discretion of the compensation committee. The performance-adjusted PSUs granted in 2022 vest in a single installment on March 1, 2025, with share distribution the following day. Vesting of PSUs and RSUs is subject to an officer’s continued employment with the Company, with certain limited exceptions described below.

The 2022 LTIP awards were based on a closing market value on March 1, 2022 of $79.83 and are as follows:

Financial Goal PSUs	Threshold 50% of PSUs	Target 100% of PSUs	Maximum 200% of PSUs	2022 Financial Goal Achievement	LTI PSU Award Multiple
Corporate ROIC	4.3%	29.4%	38.2%	34.0%	1.52

Name	LTIP Target Award Value ($)	50% of Target Award Value RSUs (#)	50% of Target Award Value PSUs (#)	2022 LTIP PSU Award Multiple	Adjusted PSUs with Performance Multiple
Nate Jorgensen	2,800,000	17,537	17,537	1.52	26,656
Kelly Hibbs	850,000	5,324	5,324	1.52	8,092
Mike Brown	850,000	5,324	5,324	1.52	8,092
Jeff Strom	850,000	5,324	5,324	1.52	8,092
Jill Twedt	600,000	3,758	3,758	1.52	5,712

The compensation committee chose ROIC as the performance metric in the LTIP to differentiate from the EBITDA measure used in the STIP because it believed ROIC would put a focus on short-term and long-term investments and reinforce the importance of shareholder returns. If ROIC is below threshold as shown above, no PSUs are earned. At threshold performance, 50% of the target PSUs are earned, and at maximum performance, 200% of the target PSUs are earned. The compensation committee approved a payout scale such that when results fall between the threshold and maximum reference points, linear interpolation is used to determine the actual PSUs to be awarded.

The PSUs awarded are earned based on a one-year ROIC performance established by the compensation committee. The compensation committee continues to evaluate the appropriateness of a one-year performance goal with a three-year cliff vest for the PSUs and did so again in 2022. Based on the market conditions and the nature of the products we manufacture and sell, the committee continues to support a one-year performance goal with a three-year cliff vest for the PSUs and believes the three-year cliff vesting aligns management with the long-term interests of our shareholders.

Vesting of LTIP awards is subject to a NEO’s continued employment through the vesting date(s), except in certain limited circumstances. If a NEO dies or becomes disabled, (i) all unvested RSUs become vested and (ii) all earned PSUs for which the performance metric has been satisfied become vested at that amount. In the event the performance year applicable to the PSUs has not elapsed at the time of such death or disability, the PSUs will vest based on actual achievement of the performance metric. In the event of an NEO’s eligible retirement, (i) unvested RSUs become vested as to 1/3 of the award, multiplied by a pro rata portion based on the number of full calendar months that has elapsed during the then 12-month vesting period prior to retirement, divided by 12, and (ii) earned PSUs become vested as to a pro rata portion based on the number of full calendar months that has elapsed during the vesting period prior to retirement, divided by 36. Payout occurs on the normally scheduled payout date for the PSU awards, and upon retirement for the pro rata RSU awards. For purposes of LTIP vesting, retirement means the NEO’s termination after attainment of age 62 and completion of at least 15 years of employment with the Company and its predecessors, or age 65 and completion of at least five years of employment with the Company. In the event of a change in control in which the LTIP awards are not replaced by an equivalent award, (i) RSUs become vested, and (ii) unearned PSUs become vested at target and PSUs for which the performance metric has been satisfied and, therefore, are subject to time-vesting, become vested.

EXECUTIVE COMPENSATION

Other Compensation and Benefit Plans

The Company’s NEOs receive additional compensation under a few other compensation and benefit plans, as further described below. These plans and benefits, except those that are frozen or closed to new entrants, are provided to create an aggregate compensation and benefits package that is competitive in the marketplace, thereby, helping us to attract and retain the management talent needed to achieve the Company’s strategic objectives.

Boise Cascade Supplemental Pension Plan

On December 31, 2009, the compensation committee froze our nonqualified Boise Cascade Supplemental Pension Plan (SUPP) in which Messrs. Hibbs and Brown participated. The benefits accrued will be paid from the Company’s general assets. The aggregate, present value of the pension benefits as of December 31, 2022, for each of our NEO’s who are participants in the SUPP are disclosed in the table found under the heading “2022 Supplemental Pension Benefits” following this CD&A.

The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2022, for each of our NEOs under each plan are disclosed in the table found under the heading “2022 Supplemental Pension Benefits” following this CD&A.

Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its NEOs. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual’s total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

Since January 2013, the Company has provided a contribution to each salaried employee’s 401(k) account for each pay period in an amount equal to 4% of the employee’s eligible wages (base salary and short-term incentive compensation) for the period. If the Company’s EBITDA meets or exceeds targets specified by the compensation committee and the Board, the Company is able to make additional discretionary contributions in an amount up to 2%, 3%, or 4% of the employee’s wages, depending on the affected employee’s number of years of service. For 2022, the compensation committee and the Board set an EBITDA performance threshold of $175 million and maximum of $250 million. The Company approved a payout scale so that when performance falls between the threshold and maximum levels linear interpolation is used to determine the actual award. Amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation and/or credited to the participant’s deferred compensation account. In 2022, the Company’s Adjusted EBITDA performance was $1,258 million. All of our NEOs participate in the plan.

Amounts deferred under this plan by the NEOs are included in the salary disclosure in the “Summary Compensation Table,” and amounts contributed by the Company to the account of a NEO under the plan are included in the “All Other Compensation” column in the “Summary Compensation Table.”

Nonqualified Deferred Compensation Plan

Under the Boise Cascade Company Deferred Compensation Plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant’s account is credited with an amount equal to what the Company’s 401(k) contribution would have been if the money had not been deferred and with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or installments over a specified period of years following the termination of their employment with the Company or can elect distributions of in-service account deferrals prior to termination, as specified in the plan. Amounts deferred under this plan in any relevant year or contributed to the account under the plan by any of our NEOs are disclosed in the “2022 Nonqualified Deferred Compensation” table.”

EXECUTIVE COMPENSATION

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its NEOs other than the severance agreements described in this section.

In 2022, the Company entered into new severance agreements with each of the NEOs to maintain operating continuity in the event of a change of control. The severance agreements generally are effective until the second January 31st following their effective date (second anniversary). Unless the Company gives notice of non-extension 60 days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year.

The severance agreements for the NEOs provide that in the event of a “qualifying termination” (meaning any termination with the exception of a termination (i) by the Company for cause or disability; (ii) by the NEO other than for good reason (as described in the severance agreement); or (iii) as a result of the NEO’s death), the NEO will be entitled to receive (a) their full base salary through the date of termination, a STIP payment for the year of termination based on the plan’s actual payout for the year and pro-rated to reflect the portion of the year expired prior to termination, and all other compensation to which he or she is then entitled;

(b) a lump-sum severance payment equal to two times the sum of the NEO’s annual base salary plus target STIP for the year in which the termination occurs; (c) a lump-sum amount equal to the value of such NEO’s unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date; and (d) a lump sum payment equal to 18 times the monthly Company-paid premium amount for all life, disability, accident, and healthcare plans, programs, or arrangements.

In the event of a change in control, the agreements require a second trigger of a qualifying termination from employment before benefits are payable.

The severance agreements provide that in the event of a non-qualifying termination, the NEO will be entitled to receive their full base salary through the date of termination, plus all other compensation to which they are then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the NEO will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.

In consideration of the severance payments described above, each severance agreement contains confidentiality, non-solicitation, and non-disparagement provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for our NEOs for 2022, and, where applicable, 2021 and 2020:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	Change in Pension Value / Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Nate Jorgensen(6) Chief Executive Officer & Director	2022	936,538	2,799,958	2,317,933	7,151	215,435	6,277,015
	2021	859,135	2,214,964	2,126,358	—	198,031	5,398,488
	2020	809,521	2,214,994	1,926,238	—	83,217	5,033,970
Kelly Hibbs(6) SVP, Chief Financial Officer, and Treasurer	2022	477,031	850,030	804,989	26,007	87,682	2,245,739
	2021	405,742	456,618	604,289	15,376	62,093	1,544,118
Mike Brown(6) EVP, Wood Products	2022	492,608	850,030	851,226	17,602	106,868	2,318,334
	2021	457,469	600,028	823,445	12,051	96,708	1,989,701
	2020	439,646	500,022	785,932	11,370	60,837	1,797,807
Jeff Strom(6) EVP, Building Materials Distribution	2022	470,123	850,030	846,222	9,793	96,747	2,272,915
	2021	409,912	600,028	700,551	4,556	58,063	1,773,110
Jill Twedt(6) SVP, General Counsel, and Corporate Secretary	2022	449,570	600,002	556,343	7,295	82,806	1,696,016
	2021	431,246	399,984	533,667	1,980	76,217	1,443,094
	2020	412,892	299,984	506,310	1,215	46,036	1,266,437

(1)	Includes amounts deferred under our savings plan and our deferred compensation plan. See “Boise Cascade Company Savings Plan” and “Nonqualified Deferred Compensation Plan” in the “CD&A” in this proxy statement.

(2)	Includes the total grant date fair value of the RSU and PSU awards granted in 2020, 2021, and 2022 computed in accordance with FASB ASC Topic 718. The grant date value of the 2020 RSU awards is $36.45 per share, for the 2021 RSU awards is $52.45, and for the 2022 RSU awards is $79.83. The 2020 PSUs were awarded by the compensation committee at 2.0 times target with a grant date fair value of $36.45 per share. The 2020 PSU grant, with achievement of the maximum performance levels, was as follows: Mr. Jorgensen - $2,214,994; Mr. Brown - $500,022; and Ms. Twedt - $299,984. The 2021 PSUs were granted by the compensation committee at 2.0 times target with a grant date fair value of $52.45 per share. The 2021 PSU grant, with achievement of the maximum performance levels, was as follows: Mr. Jorgensen - $2,214,964; Mr. Hibbs - $456,618; Mr. Brown $600,028; Mr. Strom $600,028; and Ms. Twedt $399,984. The 2022 PSUs were granted by the compensation committee at 1.52 times target with a grant date fair value of $79.83 per share. The 2022 PSU grant, adjusted for performance level achievement, was as follows: Mr. Jorgensen - $2,127,948; Mr. Hibbs - $645,984; Mr. Brown - $645,984; Mr. Strom - $645,984; and Ms. Twedt $455,989.

(3)	Represents total payment of awards under our STIP for each year reported. The specific financial goals and performance objectives at corporate and business unit levels of the STIP are described under “Short Term Incentive Plan” in the “CD&A.” The amounts reported in this column include amounts deferred under our savings plan and our deferred compensation plan.

(4)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our NEOs. Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned.

EXECUTIVE COMPENSATION

For more information concerning the pension plans and deferred compensation plans in which our NEOs participate, see “Boise Cascade Supplemental Pension Plan” and “Nonqualified Deferred Compensation Plan” under “Other Compensation and Benefit Plans” in this proxy statement.

(5)	Amounts disclosed in this column include the following:

Officer	Year	Company Contributions to Savings Plans(a) ($)	Company-Paid Portion of Executive Officer Life Insurance(b) ($)	Other ($)	Total ($)
Nate Jorgensen	2022	214,403	1,032	-	215,435
Kelly Hibbs	2022	86,650	1,032	-	87,682
Mike Brown	2022	105,284	1,584	-	106,868
Jeff Strom	2022	95,715	1,032	-	96,747
Jill Twedt	2022	82,566	240	-	82,806

(6)	Messrs. Jorgensen and Brown became NEOs in 2019. Ms. Twedt became an NEO in 2020. Messrs. Hibbs and Strom became NEOs in 2021.

(a)	See “Boise Cascade Company Savings Plan” and “Nonqualified Deferred Compensation Plan” under “Other Compensation and Benefit Plans” in the “CD&A” in this proxy statement for a description of these plans. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the named executive officer as taxable cash compensation.

(b)	See “Agreements with Named Executive Officers” in the “CD&A” in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

EXECUTIVE COMPENSATION

2022 Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our NEOs in 2022 under our STIP and LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Units Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards(3)
Name Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Nate Jorgensen
Non-Equity Award(1)		257,548	1,030,192	2,317,933
Equity Award - PSUs(2)	3/1/2022				8,769	17,537	35,074		1,399,979
Equity Award - RSUs	3/1/2022							17,537	1,399,979
Kelly Hibbs
Non-Equity Award(1)		89,443	357,773	804,989
Equity Award - PSUs(2)	3/1/2022				2,662	5,324	10,648		425,015
Equity Award - RSUs	3/1/2022							5,324	425,015
Mike Brown
Non-Equity Award(1)		98,522	394,086	886,694
Equity Award - PSUs(2)	3/1/2022				2,662	5,324	10,648		425,015
Equity Award - RSUs	3/1/2022							5,324	425,015
Jeff Strom
Non-Equity Award(1)		94,025	376,098	846,222
Equity Award - PSUs(2)	3/1/2022				2,662	5,324	10,648		425,015
Equity Award - RSUs	3/1/2022							5,324	425,015
Jill Twedt
Non-Equity Award(1)		61,816	247,263	556,343
Equity Award - PSUs(2)	3/1/2022				1,879	3,758	7,516		300,001
Equity Award - RSUs	3/1/2022							3,758	300,001

(1)	Reflects the potential threshold, target, and maximum incentive awards for the NEOs for 2022 under our STIP as described above in “2022 STIP Compensation” in the “CD&A” in this proxy statement. The NEOs’ actual incentive awards earned in 2022 are disclosed in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation Table.” All awards earned under this plan were distributed in February 2023 and calculated based on the actual salary earned in 2022.

(2)	Reflects the potential threshold, target, and maximum incentive awards for the NEOs for 2022 PSUs under the LTIP. One hundred percent of the PSUs time vest on March 1, 2025. For further information on the terms of these incentive awards, refer to “LTIP Awards” in the “CD&A” in this proxy statement.

(3)	The values listed in this column represent the accounting grant date fair value of the target RSUs and the target PSUs (at $79.83 per share) at the time of award.

EXECUTIVE COMPENSATION

2022 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the 2022, 2021, and 2020 awards made to our NEOs under the LTIP that had not vested as of December 31, 2022.

	Stock Awards
Name Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Nate Jorgensen
2022 Officer PSU(1)	26,656	1,830,468
2022 Officer RSU(2)	17,537	1,204,266
2021 Officer PSU(3)	42,230	2,899,934
2021 Officer RSU(2)	14,076	966,599
2020 Officer PSU(3)	60,768	4,172,939
2020 Officer RSU(2)	10,128	695,490
Kelly Hibbs
2022 Officer PSU(1)	8,092	555,678
2022 Officer RSU(2)	5,324	365,599
2021 Officer PSU(3)	4,766	327,281
2021 Officer RSU(2)	1,588	109,048
2021 Officer RSU(4)	1,977	135,761
2020 Officer PSU(3)	4,938	339,092
2020 Officer RSU(2)	823	56,515
Mike Brown
2022 Officer PSU(1)	8,092	555,678
2022 Officer RSU(2)	5,324	365,599
2021 Officer PSU(3)	11,440	785,585
2021 Officer RSU(2)	3,813	261,839
2020 Officer PSU(3)	13,718	942,015
2020 Officer RSU(2)	2,286	156,980
Jeff Strom
2022 Officer PSU(1)	8,092	555,678
2022 Officer RSU(2)	5,324	365,599
2021 Officer PSU(3)	11,440	785,585
2021 Officer RSU(2)	3,813	261,839
2020 Officer PSU(3)	4,938	339,092
2020 Officer RSU(2)	823	56,515
Jill Twedt
2022 Officer PSU(1)	5,712	392,243
2022 Officer RSU(2)	3,758	258,062
2021 Officer PSU(3)	7,626	523,677
2021 Officer RSU(2)	2,542	174,559
2020 Officer PSU(3)	8,230	565,154
2020 Officer RSU(2)	1,371	94,147

(1)	On March 1, 2022, our compensation committee awarded our NEOs the 2022 PSUs listed herein which represent the actual amounts earned at 1.52 times target and include the unvested portion of these awards as of December 31, 2022. The 2022 PSUs will vest and distribute on March 1, 2025.

(2)	On March 1, 2022, our compensation committee awarded our NEOs the 2022 RSUs listed herein. One-third vested on March 1, 2023, the second third vests on March 1, 2024, and the final one-third will vest on March 1, 2025. On February 18, 2021, our compensation committee awarded our NEOs the 2021 RSUs listed herein. One third vested on March 1, 2022, the second third vested on March 1, 2023, and the final third will vest on March 1, 2024. On February 10, 2020, our compensation committee awarded our NEOs the 2020 RSUs listed herein. One-third vested on March 1, 2021, one-third vested on March 1, 2022, and the final one-third vested on March 1, 2023.

(3)	On February 10, 2020, our compensation committee awarded our NEOs the 2020 PSUs listed herein which represent the actual amounts earned at 2.0 times target and include the unvested portion of these awards as of December 31, 2022. The 2020 PSUs will vest and distribute on March 1, 2023. On February 18, 2021, our compensation committee awarded our NEOs the 2021 PSUs listed herein which represent the actual amounts earned at 2.0 times target and include the unvested portion of these awards as of December 31, 2022. The 2021 PSUs will vest and distribute on March 1, 2024.

(4)	Mr. Hibbs received an additional RSU grant at the time of his promotion on May 14, 2021. The RSUs will vest on the same schedule as the other 2021 Officer RSU awards.

(5)	Market value based on the closing price for Boise Cascade Company stock on December 31, 2022, of $68.67 per share.

EXECUTIVE COMPENSATION

2022 Option Exercises and Stock Vested

The following table reflects the number of stock awards vested in 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Nate Jorgensen	-	-	27,879	2,225,581
Kelly Hibbs	-	-	6,463	515,941
Mike Brown	-	-	13,835	1,104,448
Jeff Strom	-	-	3,716	296,648
Jill Twedt	-	-	7,999	638,560
(1)	Calculated using the closing price of our common stock on the NYSE on the vest date of March 1, 2022 ($79.83).

2022 Supplemental Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable, including the number of years of service credited to each of the officers who are participants in the SUPP under our defined benefit pension plans. For more information concerning our pension plans, see "Boise Cascade Supplemental Pension Plan" in the CD&A in this proxy statement.

Officer	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year
Kelly Hibbs	SUPP	14	14,390	-
Mike Brown	SUPP	10	11,047	-
(1)	Number of years credited service for Mr. Brown includes amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition (the 2004 purchase by affiliates of Madison Dearborn Partners, L.L.C. of forest products and paper assets from OfficeMax).

(2)	These values were calculated on the same basis and using the same assumptions used in the Company's financial statements.

2022 Nonqualified Deferred Compensation

Earnings on contributions and preexisting plan balances continued to accrue during 2022 in accordance with the terms of the deferred compensation plan. No withdrawals or distributions were made from the plan by any of our NEOs during 2022. Contributions to the deferred compensation plan received from the Company included a 4% base contribution and applicable discretionary contribution to simulate the base contribution and discretionary contribution in the 401(k) plan. Aggregate earnings and year-end plan balances for each of the NEOs who participate in the plan are disclosed in the table below:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Nate Jorgensen	318,954	12,758	16,901	-	348,612
Kelly Hibbs	124,472	11,048	61,627	-	1,148,129
Mike Brown	-	4,820	41,730	-	767,726
Jeff Strom	135,601	8,404	23,099	-	460,755
Jill Twedt	186,952	10,033	17,134	-	363,741
(1)	Amount included in the "Salary" and “Non-equity Incentive Plan Compensation" columns of the "Summary Compensation Table" based on the participant's election for each deferral source.

(2)	Amounts included in the "All Other Compensation" column of the "Summary Compensation Table."

(3)	The above-market portion of the interest earned is included in the "Change in Pension Value Nonqualified Deferred Compensation Earnings" column of the “Summary Compensation Table”.

EXECUTIVE COMPENSATION

(4)	The amounts reported in this column (with the exception of any amounts that are not above-market earnings) have been reported for applicable years in the “Summary Compensation Table.”

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its NEOs under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

●	Voluntary termination with good reason or involuntary termination by the Company without cause;

●	A change in control without adoption of a replacement plan or assumption of the existing obligations;
●	Death or disability; or

●	Retirement, as applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2022. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2022 termination. The amounts disclosed here do not include amounts earned by the NEO through that time as base salary, any bonuses approved by the compensation committee prior to that date, and payments earned prior to that date, such as 2022 awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in the CD&A and accompanying tables.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our NEOs on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual confidentiality, non-solicitation, and non-disparagement obligations contained in their severance agreements with the Company, as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided by severance agreements and the terms of the LTIP. For a description of these contractual arrangements, see "LTIP Awards” and "Agreements with Named Executive Officers" in the CD&A.

Nate Jorgensen

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	2,000,000	—	—
STIP (2x target)	2,200,000	—	—
LTIP	—	11,769,696	11,769,696
Insurance - healthcare, life, disability, and accident (18 months)	29,220	—	—
TOTAL	4,229,220	11,769,696	11,769,696

EXECUTIVE COMPENSATION

Kelly Hibbs

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,033,600	—	—
STIP (2x target)	775,200	—	—
LTIP	—	1,888,974	1,888,974
Insurance - healthcare, life, disability, and accident (18 months)	29,869	—	—
TOTAL	1,838,669	1,888,974	1,888,974

Mike Brown

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,034,800	—	—
STIP (2x target)	827,840	—	—
LTIP	—	3,067,696	3,067,696
Insurance - healthcare, life, disability, and accident (18 months)	14,390	—	—
TOTAL	1,877,030	3,067,696	3,067,696

Jeff Strom

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,003,200	—	—
STIP (2x target)	802,560	—	—
LTIP	—	2,364,308	2,364,308
Insurance - healthcare, life, disability, and accident (18 months)	29,848	—	—
TOTAL	1,835,608	2,364,308	2,364,308

EXECUTIVE COMPENSATION

Jill Twedt

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	966,200	—	—
STIP (2x target)	531,410	—	—
LTIP	—	2,007,842	2,007,842
Insurance - healthcare, life, disability, and accident (18 months)	12,756	—	—
TOTAL	1,510,366	2,007,842	2,007,842
(1)	A Qualified Termination includes voluntary termination with good reason and involuntary termination with cause. The benefits are payable pursuant to the severance agreement with each NEO as described under “Agreements with Named Executive Officer” in the “CD&A”.

(2)	In the event of change of control in which LTIP awards are not replaced by equivalent awards, the time-based LTIP awards vest immediately in full. The value represents the aggregate market value of the unvested awards presented under the "2022 Outstanding Equity Awards at Fiscal Year-End" table.

(3)	In the event of death or disability, the time-based LTIP awards vest immediately in full. The value represents the aggregate market value of the unvested awards presented under the "2022 Outstanding Equity Awards at Fiscal Year-End" table.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Frank) and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the chief executive officer total compensation of Nate Jorgensen.

For 2022, our last completed fiscal year:

●	The annual total compensation of our median employee (excluding our chief executive officer and our employees in Canada) was $58,126; and

●	The total compensation of our chief executive officer was $6,277,015, based on the 2022 amounts reflected in the “Summary Compensation Table”.

Based on this information, we estimate that the annual total compensation of our chief executive officer was approximately 108.0 times that of our median employee in 2022.

We identified our median employee by preparing a list of all our employees (excluding our chief executive officer and our employees in Canada) as of December 31, 2022. We then collected the information necessary to calculate Medicare taxable income for the year ended December 31, 2022, as will be reported to the IRS on Form W-2 for the employees included in such list.

We did not include our employees in Canada in determining our median employee, as they accounted for less than 5% of our total employee population as of December 31, 2022. As of December 31, 2022, we had a total of 6,817 employees, comprised of 6,704 U.S.-based employees, and 113 employees in Canada.

The pay ratio included above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to Dodd Frank, the following disclosure relates to executive compensation and Company performance for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(3)(4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in thousands)	Company Selected Measure: Company EBITDA ($ in thousands)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return(5) ($)
2022(5)	6,277,015	7,115,922	2,133,251	2,349,538	225.54	214.36	857,117	1,257,564
2021	5,398,488	10,758,126	1,393,955	2,774,885	222.15	274.67	710,330	1,052,470
2020	5,033,970	7,581,576	1,741,787	2,496,593	137.01	135.97	247,623	435,555
(1)	Mr. Jorgensen was the CEO (PEO) for all three fiscal years.

(2)	The Non-PEO NEOs for whom the average compensation is presented in this table are for fiscal 2022, Messrs. Hibbs, Brown, and Strom, and Ms. Twedt; for fiscal 2021, Messrs. Hibbs, Rancourt, Brown, and Strom, and Ms. Twedt; and for fiscal 2020, Messrs. Corrick, Rancourt, Brown, and Stokes, and Ms. Twedt.

(3)	The amounts shown as “Compensation Actually Paid to PEO” column have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Non-PEO NEOs. These amounts reflect the “Total” column of the “Summary Compensation Table” with certain adjustments as described in footnote 4.

(4)	“Compensation Actually Paid to PEO” column reflects the deductions and adjustments of certain amounts for the PEO and the Non-PEO NEOs as set forth above. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Deduction to Stock Awards” column are the amounts from the “Stock Awards” column set forth in the “Summary Compensation Table”. Amounts in the “Deduction to Change in Pension Value” column reflect the change in pension value included in the “Change in Pension Value/Nonqualified Deferred Compensation Earnings” column reported in the “Summary Compensation Table”. Amounts in the “Adjustment to Pension Service Cost” column are based on the service cost for services rendered during the listed year.

(5)	The peer group used for the TSR calculation is comprised of the four companies listed in the table below. This is the same peer group as reported in the Company's most recent Form 10-K. During 2021, Norbord Inc. was removed from the peer group upon being acquired by West Fraser Timber Co. Ltd. The peer group companies have remained otherwise unchanged during the three fiscal years reported. The peer group TSR is weighted according to the respective peer companies' stock market capitalization on December 31, 2019. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the peers, respectively. Historical stock performance is not necessarily indicative of future stock performance.

Compensation Actually Paid

Compensation Actually Paid reflects the exclusions and inclusions for the PEO and the Non-PEO NEOs set forth below.

Year	Summary Compensation Table Total for PEO(1) ($)	Deduction to Change in Pension Value ($)	Deduction to Stock Awards ($)	Adjustment to Pension Service Cost ($)	Adjustment to Equity Values ($)	Compensation Actually Paid to PEO(1) ($)
2022	6,277,015	-	(2,799,958)	-	3,638,865	7,115,922
2021	5,398,488	-	(2,214,964)	-	7,574,602	10,758,126
2020	5,033,970	-	(2,214,994)	-	4,762,600	7,581,576

Year	Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Deduction to Change in Pension Value ($)	Deduction to Stock Awards ($)	Adjustment to Pension Service Cost ($)	Adjustment to Equity Values ($)	Compensation Actually Paid to Non-PEO NEOs(2) ($)
2022	2,133,251	-	(787,523)	-	1,003,810	2,349,538
2021	1,393,955	-	(411,332)	-	1,792,262	2,774,885
2020	1,741,787	(32,870)	(360,010)	-	1,147,686	2,496,593

EXECUTIVE COMPENSATION

Adjustment to Equity Values

The amounts in the Adjustment to Equity Values in the Compensation Actually Paid calculations are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Total - Adjustment to Equity Values for PEO
2022	3,206,661	188,259	243,945	3,638,865
2021	4,847,159	2,643,843	83,600	7,574,602
2020	4,530,254	241,308	(8,962)	4,762,600

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs	Total - Adjustment to Equity Values for Non- PEO NEOs
2022	901,914	31,868	70,028	1,003,810
2021	1,117,712	641,381	33,169	1,792,262
2020	736,315	433,665	(22,294)	1,147,686

Peer Group Used for TSR Calculation

The peer group used for the TSR calculation is comprised of the four companies listed in the table to the right. This is the same peer group reported in the Company's 10K filing. During 2021, Norbord Inc. was removed from the peer group upon being acquired by West Fraser Timber Co. Ltd. The peer group companies has remained otherwise unchanged during the three fiscal years reported.

Company Selected Financial Performance Measures

The Company selected financial performance measure, Company EBITDA, is considered most important in linking Company performance for the most recently completed fiscal year to the compensation actually paid to the Company's NEOs. This measure was selected from the following list of company selected financial performance measures.

Graphic Depictions of Pay Versus Performance

In addition to the “Pay Versus Performance” table, the Company has selected the following comparisons to provide a graphic depiction which describes the relationship between executive pay and Company performance.
Peer Group
Louisiana-Pacific Corporation
BlueLinx Holdings Inc.
UFP Industries, Inc.
Builders FirstSource, Inc.

Company Selected Financial Performance Measures
Company EBITDA
Wood Products EBITDA
BMD EBITDA
BMD PRONWC
ROIC
BCC Stock Price

EXECUTIVE COMPENSATION

 Compensation Actually Paid vs Company TSR

Compensation Actually Paid vs Net Income

Compensation Actually Paid vs Company EBITDA

EXECUTIVE COMPENSATION

 Company TSR vs Peer Group TSR

Company EBITDA vs Net Income

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS' MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2022 Annual Report by visiting www.proxyvote.com. Please have your 12-digit control number available. Your 12-digit control number can be found on your Notice of Internet Availability of Proxy Materials. If you received a paper copy of your proxy materials, your 12-digit control number can be found on your proxy card or voting instruction card.

You may view complete copies of all of our SEC filings, including Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting our website at www.bc.com/investors, selecting the Financial Information tab, and clicking on SEC Filings.

Record Date and Voting at Our 2023 Annual Shareholders' Meeting

Shareholders owning our common stock at the close of business on March 6, 2023 (the Record Date), may vote online during the virtual annual meeting. On the Record Date, 39,615,503 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the annual meeting.

All valid proxies properly executed and received by us prior to our annual meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

●	FOR the election of the twelve directors to the Company's Board, each to serve a one-year term;

●	FOR the advisory vote to approve executive compensation;

●	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023.

Your shares will also be voted on any other matters presented for a vote at the annual meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before the annual meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting online live during the virtual annual meeting.

Quorum

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting are present online or by proxy. Shareholders have no right to cumulative voting as to any matter, including the election of Directors. Abstentions and broker non-votes will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Brokers do not have discretionary voting power on non-routine matters. Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2023, is the only routine matter for consideration at the annual meeting.

Independent Tabulator

We have appointed Broadridge Financial Solutions Inc. (Broadridge) as our independent tabulator to receive and tabulate all votes cast at the annual meeting. Broadridge will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Broadridge as our independent inspector of election to certify the vote results.

Proxy Solicitation

Our Board is soliciting your proxy. Our employees and Directors may solicit proxies by mail, telephone, email, or online. Our employees and Directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us. In addition, Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902 (Morrow Sodali), will assist us in the solicitation of proxies. We will pay $7,500 in fees, plus expenses and disbursements, to Morrow Sodali for its proxy solicitation services.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

Householding of Annual Meeting Materials

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of such documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

If you want to receive multiple copies of our proxy materials or Notice of Internet Availability of Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact the Broadridge Householding Department at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year's Proxy Statement

According to SEC rules, to be considered for inclusion in next year's proxy statement, shareholder proposals for the 2024 annual meeting of shareholders must satisfy all appliable requirements of Rule 14a-8 under the Exchange Act and be received by our corporate secretary at the address shown below no later than November 25, 2023:

Boise Cascade Company

Attention: Corporate Secretary

1111 West Jefferson Street, Suite 300

Boise, ID 83702

Additionally, for other business, a shareholder proposal to bring before our 2024 annual meeting, including any nominations for Director, our bylaws require that our corporate secretary must receive notice at the above address of any such business or nominations for Director no earlier than January 5, 2024, and no later than February 4, 2024.

Please refer to Article II, Section 11 of our bylaws for an outline of the information a shareholders' notice must include regarding nominations for Directors and other business to be brought before a shareholders' meeting. For proposals or nominations that are not timely filed, we retain discretion to vote proxies we receive, provided that (a) we include in our proxy statement advice to the stockholders on the nature of the proposal and how we intend to direct our voting discretion and (b) the proponent does not issue a separate and appropriate proxy statement.

In addition to satisfying the foregoing requirements under our bylaws with respect to advance notice of any nominations for Director, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

You may view a complete copy of our bylaws by visiting our website at www.bc.com/investors and selecting the Corporate Governance. You are then able to click on the Bylaws.

If You Plan to Attend

If you plan to attend the virtual annual meeting, please visit www.virtualshareholdermeeting.com/BCC2023. Please note that you will need the 12-digit control number included on your Notice of Internet Availability or, if you received a paper copy of the proxy materials, on your proxy card in order to access the virtual annual meeting.

Boise Cascade

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/03/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/03/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

Nominees	For	Against	Abstain
1a. Thomas Carlile	☐	☐	☐
1b. Steven Cooper	☐	☐	☐
1c. Craig Dawson	☐	☐	☐
1d. Karen Gowland	☐	☐	☐
1e. David Hannah	☐	☐	☐
1f. Mack Hogans	☐	☐	☐
1g. Amy Humphreys	☐	☐	☐
1h. Nate Jorgensen	☐	☐	☐
1i. Kristopher Matula	☐	☐	☐
1j. Duane McDougall	☐	☐	☐
1k. Christopher McGowan	☐	☐	☐
1l. Sue Taylor	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Proposal	For	Against	Abstain
2. Advisory vote approving the Company's executive compensation.	☐	☐	☐
3. To ratify the appointment of KPMG as the Company's external auditors for the year ending December 31, 2023.	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000592526_1 R1.0.0.6

Boise Cascade Company

ANNUAL MEETING OF SHAREHOLDERS

Online Live Via Webcast At:
www.virtualshareholdermeeting.com/BCC2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/ Form 10-K is/are available at www.proxyvote.com

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This proxy is solicited by the board of directors for use at the Annual Meeting on May 4, 2023.

If no choice is specified, the proxy will be voted "FOR" items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Jill Twedt, Kelly Hibbs, and Erin Nuxoll, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.

See reverse for voting instructions.

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